Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GENON ENERGY, INC., et al.,(1))		Case No. 17-33695 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT FOR THE AMENDED JOINT CHAPTER 11 PLAN OF
REORGANIZATION OF GENON ENERGY, INC. AND ITS DEBTOR AFFILIATES

James H.M. Sprayregen, P.C. (admitted pro hac vice)	Zack A. Clement (Texas Bar No. 04361550)
David R. Seligman, P.C. (admitted pro hac vice)	ZACK A. CLEMENT PLLC
Steven N. Serajeddini (admitted pro hac vice)	3753 Drummond Street
W. Benjamin Winger (admitted pro hac vice)	Houston, Texas 77025
Christopher M. Hayes (admitted pro hac vice)	Telephone: (832) 274-7629
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

-and-

AnnElyse Scarlett Gibbons (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Co-Counsel to the Debtors and Debtors in Possession
Dated: September 18, 2017

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are:  GenOn Energy, Inc. (5566); GenOn Americas Generation, LLC (0520); GenOn Americas Procurement, Inc. (8980); GenOn Asset Management, LLC (1966); GenOn Capital Inc. (0053); GenOn Energy Holdings, Inc. (8156); GenOn Energy Management, LLC (1163); GenOn Energy Services, LLC (8220); GenOn Fund 2001 LLC (0936); GenOn Mid-Atlantic Development, LLC (9458); GenOn Power Operating Services MidWest, Inc. (3718); GenOn Special Procurement, Inc. (8316); Hudson Valley Gas Corporation (3279); Mirant Asia-Pacific Ventures, LLC (1770); Mirant Intellectual Asset Management and Marketing, LLC (3248); Mirant International Investments, Inc. (1577); Mirant New York Services, LLC (N/A); Mirant Power Purchase, LLC (8747); Mirant Wrightsville Investments, Inc. (5073); Mirant Wrightsville Management, Inc. (5102); MNA Finance Corp. (8481); NRG Americas, Inc. (2323); NRG Bowline LLC (9347); NRG California North LLC (9965); NRG California South GP LLC (6730); NRG California South LP (7014); NRG Canal LLC (5569); NRG Delta LLC (1669); NRG Florida GP, LLC (6639); NRG Florida LP (1711); NRG Lovett Development I LLC (6327); NRG Lovett LLC (9345); NRG New York LLC (0144); NRG North America LLC (4609); NRG Northeast Generation, Inc. (9817); NRG Northeast Holdings, Inc. (9148); NRG Potrero LLC (1671); NRG Power Generation Assets LLC (6390); NRG Power Generation LLC (6207); NRG Power Midwest GP LLC (6833); NRG Power Midwest LP (1498); NRG Sabine (Delaware), Inc. (7701); NRG Sabine (Texas), Inc. (5452); NRG San Gabriel Power Generation LLC (0370); NRG Tank Farm LLC (5302); NRG Wholesale Generation GP LLC (6495); NRG Wholesale Generation LP (3947); NRG Willow Pass LLC (1987); Orion Power New York GP, Inc. (4975); Orion Power New York LP, LLC (4976); Orion Power New York, L.P. (9521); RRI Energy Broadband, Inc. (5569); RRI Energy Channelview (Delaware) LLC (9717); RRI Energy Channelview (Texas) LLC (5622); RRI Energy Channelview LP (5623); RRI Energy Communications, Inc. (6444); RRI Energy Services Channelview LLC (5620); RRI Energy Services Desert Basin, LLC (5991); RRI Energy Services, LLC (3055); RRI Energy Solutions East, LLC (1978); RRI Energy Trading Exchange, Inc. (2320); and RRI Energy Ventures, Inc. (7091).  The Debtors’ service address is:  804 Carnegie Center, Princeton, New Jersey 08540.

TABLE OF CONTENTS

			Page
I.	INTRODUCTION		3

II.	PRELIMINARY STATEMENT		3

III.	OVERVIEW OF THE PLAN		4

	A.	Substantial Debt-for-Equity Exchange	4
	B.	New Common Stock	4
	C.	Third-Party Sale Transactions	5
	D.	Liquidating Trust	5
	E.	Exit Financing	5
	F.	NRG Settlement	6
	G.	Transition Services Agreement	6
	H.	Tax Matters and Tax Matters Agreement	7
	I.	Releases	7

IV.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		8

	A.	What is chapter 11?	8
	B.	Why are the Debtors sending me this Disclosure Statement?	8
	C.	Am I entitled to vote on the Plan?	8
	D.	What will I receive from the Debtors if the Plan is consummated?	9
	E.	When will I receive my New Common Stock distribution under the Plan if I hold an Allowed GenOn Notes Claim?	13
	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?	13
	G.	Are any regulatory approvals required to consummate the Plan?	14
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	14
	I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	14
	J.	What are the sources of Cash and other consideration required to fund the Plan?	14
	K.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	14
	L.	Will the final amount of Allowed General Unsecured Claims affect my distribution under the Plan?	14
	M.	How will certain litigation matters be treated under the Plan?	14
	N.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	15
	O.	What is the deadline to vote on the Plan?	17
	P.	How do I vote for or against the Plan?	18
	Q.	Why is the Bankruptcy Court holding a Confirmation Hearing?	18
	R.	When is the Confirmation Hearing set to occur?	18
	S.	What is the purpose of the Confirmation Hearing?	19
	T.	What is the effect of the Plan on the Debtors’ ongoing business?	19
	U.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	19
	V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	19
	W.	Do the Debtors recommend voting in favor of the Plan?	20
	X.	Who supports the Plan?	20

V.	IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT		20

	A.	Certain Key Terms Used in this Disclosure Statement	20

	B.	Additional Important Information	21

VI.	THE DEBTORS’ BUSINESS OPERATIONS AND CAPITAL STRUCTURE		23

	A.	The Debtors’ Corporate Structure and History	23
	B.	The Debtors’ Assets and Operations	24
	C.	Regulatory Matters	26
	D.	Environmental Matters	26
	E.	The Debtors’ Employees	27
	F.	The Debtors’ Prepetition Capital Structure	27

VII.	EVENTS LEADING TO THE DEBTORS’ FINANCIAL DIFFICULTIES AND COMMENCEMENT OF THE CHAPTER 11 CASES		27

	A.	Challenges Facing the Debtors’ Business	28
	B.	Operational Responses	28
	C.	Financial Responses	29
	D.	NRG and Noteholder Committee Negotiations	30
	E.	Noteholder Litigation and Claims Investigation	30
	F.	The Restructuring Support and Lock-Up Agreement	31
	G.	The Backstop Commitment	32

VIII.	EVENTS OF THE CHAPTER 11 CASES		32

	A.	Corporate Structure upon Emergence	32
	B.	Expected Timetable of the Chapter 11 Cases	32
	C.	First Day Relief	32
	D.	Retention Applications	32
	E.	Estimation of Owner Lessor Plaintiffs’ Claims	33
	F.	Post-Petition Letter of Credit Facility	33
	G.	The MDL Litigation	33
	H.	The Marketing Process Procedures	34
	I.	The Cash Incentive Plan	35

IX.	PROJECTED FINANCIAL INFORMATION		35

X.	RISK FACTORS		35

	A.	Risks Related to the Restructuring	35
	B.	Risks Related to Recoveries Under the Plan	45
	C.	Risks Related to the Business Operations of the Debtors and Reorganized Debtors	46
	D.	Miscellaneous Risk Factors and Disclaimers	51

XI.	SOLICITATION AND VOTING PROCEDURES		52

	A.	Holders of Claims Entitled to Vote on the Plan	52
	B.	Voting Record Date	52
	C.	Voting Deadline	52
	D.	Solicitation Procedures	52
	E.	Voting Procedures	53
	F.	Voting Tabulation	55
	G.	Ballots Not Counted	56

XII.	CONFIRMATION OF THE PLAN		57

	A.	Requirements of Section 1129(a) of the Bankruptcy Code	57
	B.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions	58
	C.	Best Interests of Creditors—Liquidation Analysis	59
	D.	Feasibility/Financial Projections	59
	E.	Acceptance by Impaired Classes	60
	F.	Confirmation Without Acceptance by All Impaired Classes	60
	G.	Valuation of the Debtors	61

XIII.	IMPORTANT SECURITIES LAWS DISCLOSURES		62

	A.	Plan Securities	62
	B.	Issuance and Resale of Plan Securities Under the Plan	62

XIV.	CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN		64

	A.	Introduction	64
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors	65
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims	68
	D.	Limitations on Use of Capital Losses	77
	E.	Medicare Tax	77
	F.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims	77
	G.	Withholding and Reporting	80

XV.	RECOMMENDATION OF THE DEBTORS		82

EXHIBITS

EXHIBIT A                              Plan of Reorganization

EXHIBIT B                              Corporate Structure of the Debtors

EXHIBIT C                              Restructuring Support Agreement

EXHIBIT D                              Financial Projections

EXHIBIT E                               Valuation Analysis

EXHIBIT F                                Liquidation Analysis

EXHIBIT G                              Disclosure Statement Order

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS AND INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OF GENON ENERGY, INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.  BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE X HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS AND CERTAIN PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT.  ALL SUCH PARTIES URGE HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.  FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES.  WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS.  THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER.  THE DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED.  ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.  HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED.  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT.  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN AND CONSISTENT WITH THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTION CONTEMPLATED THEREBY.

I.                                        INTRODUCTION

GenOn Energy, Inc. (“GenOn”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (each, a “Debtor,” collectively, the “Debtors”), submit this disclosure statement (including all exhibits hereto, the “Disclosure Statement”) pursuant to sections 1125 and 1126 of the Bankruptcy Code to Holders of Claims against and Interests in the Debtors in connection with the solicitation of acceptances with respect to the Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and its Debtor Affiliates (as may be amended or modified from time to time and including all exhibits and supplements thereto, the “Plan”).  A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.(2)  The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS AND INTERESTS.  THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET.  THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.                                   PRELIMINARY STATEMENT

The Debtors, together with their controlled non-Debtor subsidiaries (collectively, the “Company”), are a power company with a principal focus on wholesale power generation activities in the Mid-Atlantic region of the United States, primarily in Pennsylvania and Maryland, and in California.  The Debtors maintain additional power generation assets and operations in Florida, Massachusetts, Mississippi, New Jersey, New York, and Ohio.  The Debtors also trade energy, capacity, and related products, and transact and trade fuel and transportation services to support and supplement their wholesale power generation activities.  The Debtors are headquartered in Princeton, New Jersey, and employ approximately 1,600 individuals.

On June 14, 2017 (the “Petition Date”), the Debtors commenced these chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) with overwhelming support from their key stakeholders.  The restructuring support agreement, attached hereto as Exhibit C (together with all exhibits thereto, and as amended, restated, and supplemented from time to time, the “RSA”), features the support of the Debtors’ current equity holder, NRG Energy, Inc. (“NRG”), certain holders representing greater than 93% in aggregate principal amount of GenOn’s outstanding senior unsecured notes (the “GenOn Notes”) and certain holders representing greater than 93% in aggregate principal amount of GenOn Americas Generation, LLC (“GAG”)’s outstanding senior unsecured notes (the “GAG Notes”).  The Plan pays all Holders of Allowed General Unsecured Claims in full.  Through the restructuring, the Debtors will significantly delever their balance sheet by at least $1.75 billion and implement an orderly transition to a standalone power generation company better situated for success in the current market environment.

GenOn was acquired by NRG in December 2012.  Since that time GenOn has become unable to generate profits sufficient to support its legacy capital structure.  A challenging market environment exacerbated the Debtors’ financial distress.  Over the past five years, demand for power in the United States has been generally flat with no expectation for growth.  In the same time period, total generating capacity has grown as new generating capacity surpassed power plant retirements.  The Debtors, in particular, have been hurt by the glut of new power sources with a lower marginal generating price than the Debtors’ older, less efficient fleet.  Moreover, the prices for natural gas—which has been challenging coal as the leading fuel source for power generation in the United States—have dropped well below the expectations of NRG, GenOn, and the market in 2012.   Indeed, in 2016 the average price of natural gas was at the lowest it had been since 1999 and the prices remain at these depressed levels.  This combination has

(2)         Capitalized terms used but not otherwise defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan.  Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan.  The summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, are qualified in their entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized.  In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

caused energy and capacity prices to fall and so, in turn, has the Debtors’ revenue and profitability.  At current commodity prices, the Debtors could not afford to make their June 15, 2017 maturity payment and continue to service the interest and principal obligations on the remaining funded debt of approximately $1.96 billion thereafter.

Facing these challenges and having spent the past year analyzing their options to address the near- and long-term maturities on their senior unsecured notes, the Debtors concluded that commencing these Chapter 11 Cases now is their best path forward to implement a restructuring that will withstand current market challenges, maximize the value of their assets, and address liquidity needs.  Notwithstanding these market pressures, the Debtors were able to build consensus for the global restructuring contemplated by the RSA and embodied in this Plan, which is supported by their current equity holder, NRG, certain holders representing greater than 93% in aggregate principal amount of GenOn Notes and certain holders representing greater than 93% in aggregate principal amount of GAG Notes (collectively, the “Consenting Noteholders,” and together with NRG, the “Consenting Parties”).

Through the Plan, the Debtors will, among other things: (a) equitize approximately $1.8 billion in debt; (b) pay cash to Holders of Allowed GAG Notes Claims at an agreed-upon discount to par; (c) transition to a standalone enterprise with a leaner capital and operating structure that is better suited for today’s market challenges; and (d) implement a global settlement of potential claims and causes of action against NRG.  This settlement provides substantial cash and non-cash consideration, including a handover of NRG’s 100% equity position in GenOn, a $261.3 million cash contribution, a pension contribution worth approximately $13.2 million, a $27.8 million credit against amounts GenOn owes under the Shared Services Agreement (as defined herein), discounted services under the Shared Services Agreement, and certain tax-related concessions.  Based on the milestones contained in the RSA, the Debtors intend to move expeditiously through chapter 11 with a target emergence before year’s end.

III.                              OVERVIEW OF THE PLAN

The Plan provides for the reorganization of the Debtors as a standalone entity separate from NRG and will significantly reduce long-term debt and annual interest payments and preserve the Debtors’ existing liquidity, resulting in a stronger, de-levered balance sheet.  Moreover, through the NRG Settlement, it will resolve all potential claims against their non-Debtor parent, NRG, for substantial cash and non-cash consideration that will give the Reorganized Debtors a true “blank slate” upon emergence.  Specifically, the Plan contemplates a restructuring of the Debtors through a debt-for-equity conversion, together with certain other forms of consideration and the possibility of a sale of some or all of the Debtors’ assets pursuant to a marketing process.  The key terms of the Plan are as follows:

A.                                    Substantial Debt-for-Equity Exchange.

A key element of the Plan is the agreement of the Consenting GenOn Noteholders to convert the GenOn Notes Claims into New Common Stock (along with, potentially, receiving other forms of consideration).  Specifically, the Holders of GenOn Notes Claims will receive their Pro Rata share of 100 percent of the New Common Stock, subject to dilution by a Management Incentive Plan.  As a result, GenOn (or a successor of GenOn) will emerge as a standalone entity, separate in all respects from NRG following the completion of its transition.

B.                                    New Common Stock.

The issuance of Securities under the Plan, including the shares of the New Common Stock and options, or other equity awards, if any, reserved under a Management Incentive Plan, shall be authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

All of the shares of New Common Stock issued pursuant to the Plan, including any options for the purchase thereof and equity awards associated therewith, shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable.  Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

C.                                    Third-Party Sale Transactions.

The Debtors have engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to conduct a competitive marketing process to sell one or more of the Debtors’ assets, Interests in the Debtors owning such assets, or the New Common Stock to one or more third parties, as agreed to or consummated by the Debtors or Reorganized Debtors, as applicable, in consultation with the GenOn Steering Committee and NRG (the “Third-Party Sale Transactions,” and specifically with respect to any direct or indirect, sale, transfer, lease or similar disposition of one or more of the GAG Entities’ assets, or Interests in any GAG Entity, owning such assets, to third parties, as determined by the Debtors or Reorganized Debtors, as applicable, in consultation with the GAG Steering Committee, the “Third-Party GAG Sale Transactions”).  Throughout the sale process, which may extend past the Effective Date, the Debtors will determine, in their business judgment and in consultation with the GenOn Steering Committee and NRG, and in the case of a Third-Party GAG Sale Transaction, in consultation with the GAG Steering Committee, whether any such Third-Party Sale Transactions will maximize value for the Debtors and their stakeholders.

If the Debtors determine to consummate any Third-Party GAG Sale Transaction prior to the Effective Date, all Sale Proceeds received in connection therewith, including any interest accrued thereon, will comprise the GAG Escrow Amount and may not be used for any purpose other than the payment of GAG Notes Claims until and unless the GAG Notes Claims have been fully satisfied as provided for in Article III of the Plan.  No Third Party GAG Sale Transaction will be agreed to or consummated on or prior to the Effective Date, however, if reasonably objected to by (i) the GAG Steering Committee or (ii) Consenting GenOn Noteholders holding over fifty percent (50%) in principal amount of the GenOn Notes then held by all Consenting GenOn Noteholders.

If the Debtors determine to consummate any Third-Party Sale Transaction that is not a Third-Party GAG Sale Transaction, in consultation with the GenOn Steering Committee and NRG, they may do so either (a) on or before the Effective Date, if reasonably practicable, and use such Sale Proceeds to make payments or distributions pursuant to the Plan, or (b) after the Effective Date, and issue the New Subordinated Notes on the Effective Date in an aggregate amount to be determined, in part, by reference to any expected Sale Proceeds yet to be received by the Reorganized Debtors, with the expectation that the terms of such New Subordinated Notes will provide that such Sale Proceeds, when received, shall be used to repay any outstanding New Subordinated Notes as soon as reasonably practicable after the Effective Date.  No Third Party Sale Transaction that is not a Third-Party GAG Sale Transaction will be agreed to or consummated on or prior to the Effective Date, however, if reasonably objected to by Consenting GenOn Noteholders holding over fifty percent (50%) in principal amount of the GenOn Notes then held by all Consenting GenOn Noteholders.

D.                                    Liquidating Trust.

On the Effective Date, the Debtors, on their own behalf and on behalf of the the Holders of GenOn Notes Claims and such other Holders of Claims that are to be satisfied with post-Effective Date distributions from the Liquidating Trust Assets as determined by the Debtors with the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld, and, as applicable, the Purchaser (the “Beneficiaries”), may, with the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld, execute the Liquidating Trust Agreement and take all other steps necessary to establish the Liquidating Trust pursuant to the Liquidating Trust Agreement.  The Liquidating Trust Assets may include such assets or Interests as determined by the Debtors prior to the Effective Date with the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld, and, as applicable, in consultation with the Purchaser, provided that the Liquidating Trust Assets shall not include the Settled Claims or any other claims or Causes of Action released or exculpated pursuant to the Plan.  On the Effective Date, and in accordance with and pursuant to the terms of the Plan, the Debtors may transfer to the Liquidating Trust all of their rights, title, and interests in all of the Liquidating Trust Assets, if any.  However, for the avoidance of doubt, the Debtors may determine to not enter into the Liquidating Trust Agreement and not establish the Liquidating Trust.

E.                                    Exit Financing.

On the Effective Date, the Reorganized Debtors, any Non-Debtor Subsidiaries agreed to by the Debtors and the Exit Financing Parties shall consummate the Exit Financing, subject to definitive documents acceptable to the Debtors and the Exit Financing Parties.  The aggregate principal amount of the Exit Financing shall be in an amount reasonably determined by the Debtors and the Exit Financing Parties to be reasonably necessary to fund the Debtor’s obligations under the Plan and other working capital needs of the Reorganized Debtors after giving effect to any Third-Party Sale Transactions.  Any Backstop Financing may be decreased by the amount of excess cash on the balance sheet, as determined in good faith by the Debtors and the Group B Backstop Parties in accordance with the Backstop Financing Term Sheet and taking into account the future needs of Reorganized GenOn.

The Debtors will implement the Rights Offering, if any, in accordance with the Backstop Commitment Letter and Offering Procedures.  The Rights Offering shall consist of a distribution of the Subscription Rights to the Rights Recipients in accordance with the Offering Procedures, pursuant to which the Exit Financing will be raised and the proceeds used to fund distributions under the Plan.  If, after following the procedures for syndication of the Exit Financing set forth in the Offering Procedures and any other syndication undertaken in connection with the Exit Financing, there remain any unpurchased Exit Financing or an amount of the New Exit Credit Facility is not fully committed, the Backstop Parties shall provide Exit Financing in the form of New Senior Secured Notes in accordance with, and subject to, the terms and conditions of the Backstop Commitment Letter and the Offering Procedures.  The Exit Financing shall be issued, to the extent in the form of New Senior Secured Notes, without registration in reliance upon the exemption set forth in section 4(a)(2)  or Regulation D of the Securities Act and will be “restricted securities.”

On and after the Effective Date, the New Exit Financing Documents and New Subordinated Notes Documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  Confirmation shall be deemed approval of the Exit Financing, the New Exit Financing Documents, the New Subordinated Notes Documents and/or the Backstop Commitment Letter (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors will be authorized to execute and deliver any and all documents necessary or appropriate to consummate the Exit Financing and/or issue the New Subordinated Notes, if any, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the Exit Financing and/or issue the New Subordinated Notes, if any.

F.                                     NRG Settlement.

The Debtors, Consenting Noteholders, and NRG have agreed upon a global settlement of the Settled Claims, as set forth in the NRG Settlement Agreement.  Specifically, in exchange for the releases contained in Article VIII of the Plan, NRG will: (1) make the NRG Settlement Payment, which will fund certain distributions under the Plan; (2) enter into the Pension Indemnity Agreement, pursuant to which NRG will indemnify certain historic pension obligations relating to underfunded liability estimated at approximately $120 million and satisfy  approximately $13.2 million in annual contribution obligations for 2017; (3) provide the Services Credit of approximately $27.8 million; (4) enter into the Cooperation Agreement, pursuant to which the Debtors, NRG, and the Consenting Noteholders will cooperate in good faith to maximize the value of facilities owned by GenOn and its direct and indirect subsidiaries at which NRG has begun the development of projects and the related facilities owned by NRG; (5) enter into the Tax Matters Agreement, pursuant to which NRG will agree to certain tax-related indemnification and tax return preparation responsibilities; (6) delay claiming a worthless stock deduction over GenOn’s stock until after GenOn emerges from bankruptcy; and (7) enter into the Transition Services Agreement, as discussed in more detail below.

G.                                   Transition Services Agreement.

On the Effective Date, Reorganized GenOn and NRG shall enter into the Transition Services Agreement (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith) to transition the Shared Services.  Specifically, for two months after the Effective Date, NRG shall continue providing the Shared Services unless otherwise determined by Reorganized GenOn, and Reorganized GenOn shall have no obligation to pay and NRG shall not earn any Shared Services Fees during such period.  Thereafter, Reorganized GenOn shall have the option, in its sole discretion, to extend the provision of Shared Services by NRG for an additional two months, in one-month increments, in exchange for payment of the prorated portion of the Shared Services Fee, and may further extend for such additional periods thereafter, as needed, subject to negotiation and further agreement by NRG and Reorganized GenOn.

To the extent GenOn has paid for Shared Services during the Chapter 11 Cases and the Services Credit has been earned but not exhausted or applied in full, NRG shall, upon request by GenOn, reimburse such payments in cash up to the amount of any unused Services Credit.

The Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the Transition Services Agreement and continue the Shared Services, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person.

H.                                   Tax Matters and Tax Matters Agreement

On the Effective Date, NRG and Reorganized GenOn shall enter into the Tax Matters Agreement and as more fully set forth in the Tax Matters Agreement, all Tax Attributes shall vest in Reorganized GenOn to the maximum extent permitted by applicable law.  On and prior to the Effective Date, the Debtors and the Non-Debtor Subsidiaries are authorized to take any actions necessary to preserve such Tax Attributes.

NRG is permanently enjoined from taking any actions inconsistent with this Plan and the Confirmation Order relating to tax matters.  To the extent permitted by applicable law, after the Effective Date, NRG shall be permitted to claim the Worthless Stock Deduction in the tax year of the Effective Date.

The Exit Structure shall be implemented in accordance with the Restructuring Transactions Memorandum and in such a manner that the Worthless Stock Deduction will not reasonably be expected to have a material adverse impact on the pro forma tax liabilities of Reorganized GenOn, under realistic assumptions regarding the operation of, or asset sales by, such entities in the future.

I.                                        Releases.

The Plan contains certain releases (as described more fully in Article IX.E hereof), including mutual releases between Debtors, the Reorganized Debtors, and their Estates on the one hand, and (a) the Consenting Noteholders; (b) the GenOn Notes Trustee; (c) the GAG Notes Trustee; (d) the GenOn Steering Committee; (e) the GAG Steering Committee; (f) the NRG Parties; (g) the Backstop Parties; (h) Citibank; (i) any Purchaser; (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (i), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; (k) with respect to each of the foregoing Entities in clauses (a) through (j), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, trustees, investment bankers, and other professional advisors (with respect to clause (j), each solely in their capacity as such); and (l) all Holders of Claims and Interests not described in the foregoing clauses (a) through (k); provided, however, that any other such Holder of a Claim or Interest that opts out or otherwise objects to the releases in the Plan shall not be a “Releasing Party” or “Released Party.”

The Plan includes releases of claims held by the Debtors against the Debtors’ directors and officers.  The Plan does not preserve any Claims or Causes of Action held by the Debtors against the Debtors’ directors and officers.  The Debtors have analyzed and are not aware of any colorable Claims or Causes of Action against the Debtors’ directors and officers.

The Plan also provides that all Holders of Claims that (i) vote to accept or are deemed to accept the Plan or (ii) are in voting Classes who abstain from voting on the Plan and do not opt out of the release provisions contained in Article IX of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively released and discharged all Claims and Causes of Action against the Debtors and the Released Parties.

Importantly, all Holders of Claims and Interests that are not in voting Classes that do not file an objection with the Bankruptcy Court in the Chapter 11 Cases that expressly objects to the inclusion of such Holder as a Releasing Party under the provisions contained in Article IX of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties.  The releases are an integral element of the Plan.

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things: (a) the releases, exculpations, and injunctions are specific; (b) the releases provide closure with respect to prepetition Claims and Causes of Action, which the Debtors determined is a valuable component of the overall restructuring under the circumstances and is integral to the Plan; (c) the releases are a condition to the global settlement and a necessary part of the Plan; and (d) each of the Released Parties and Exculpated Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue confirmation of  a value-maximizing restructuring.  Further, the releases, exculpations, and injunctions have the support of the vast majority of the Debtors’ creditors, including NRG and substantial majorities of the Holders of the GenOn Notes Claims and GAG Notes Claims.  The Debtors believe that each of the Released Parties and Exculpated Parties has played an integral role in formulating or enabling the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure.  The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each Released Party and Exculpated Party as part of Confirmation of the Plan.

IV.                               QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.                                    What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan of reorganization is the principal objective of a chapter 11 case.  A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest Holder of the debtor, and any other entity as may be ordered by the bankruptcy court.  Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.                                    Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan.  This Disclosure Statement is being submitted in accordance with these requirements.

C.                                    Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold.  Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.”  Each Class’s respective voting status is set forth below.

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	Revolving Credit Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
4	GenOn Notes Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
5	GAG Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
7	Debtor Intercompany Claims and Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
9	Interests in GenOn	Impaired	Not Entitled to Vote (Deemed to Reject)

D.                                    What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims and Interests under the Plan.  Any estimates of Claims and Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court.  Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

The proposed distributions and classifications under the Plan are based upon a number of factors, including the Debtors’ valuation and liquidation analyses.  The valuation of the Reorganized Debtors as a going concern is based upon the value of the Debtors’ assets and liabilities as of an assumed Effective Date of December 31, 2017, and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis prepared by the Debtors, together with their proposed investment banker Rothschild, Inc. (“Rothschild”).  Amounts in the far right column under the heading “Liquidation Recovery” are estimates only and are based on certain assumptions described herein and set forth in greater detail in the Liquidation Analysis (as defined below) attached hereto as Exhibit F.  Accordingly, recoveries actually received by holders of Claims and Interests in a liquidation scenario may differ materially from the projected liquidation recoveries listed in the table below.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE.  FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

Class	Claim or Interest	Treatment	Projected Plan Recovery
N/A	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or LC Facility Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of: (a) on the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary

100%

Class	Claim or Interest	Treatment	Projected Plan Recovery

course of business in accordance with the terms and subject to the conditions of any agreements and/or arrangements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need to be filed with respect to an Administrative Claim previously Allowed by Final Order.

N/A	LC Facility Claims

On the Effective Date, except to the extent that a Holder of an Allowed LC Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed LC Facility Claim, (a) each such Holder shall receive payment in full in Cash for all Allowed LC Facility Claims representing unreimbursed obligations in respect of drawn letters of credit issued under the applicable LC Facility and in respect of all accrued interest, fees and expenses, including all such accrued interest, fees, and expenses as approved by the Final LC Facility Order and (b) in respect of undrawn letters of credit issued or obtained by such Holder in accordance with the applicable LC Facility, such letters of credit shall be: (i) cancelled and/or replaced with new letters of credit and returned, (ii) deemed to have been issued as letters of credit under the New Exit Credit Facility pursuant to terms and conditions satisfactory to such Holder, the issuing bank under such letters of credit and the Lender Parties or (iii) continued pursuant to other arrangements satisfactory to such Holder at such time. Upon the payment or satisfaction of the Allowed LC Facility Claims in accordance with the Plan and the Restructuring Support Agreement, on the Effective Date, all liens and security interests granted to secure such obligations (other than liens and security interests granted to secure letters of credit that remain outstanding on the Effective Date pursuant to arrangements satisfactory to the Holder of such Allowed LC Facility Claims in accordance with clause (b)(iii) above) shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

			100%
N/A	Priority Tax Claim	Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	100%

Class	Claim or Interest	Treatment	Projected Plan Recovery
1	Other Secured Claims

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor and with the reasonable consent of the Required Consenting Noteholders, either: (i) payment in full in Cash; (ii) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

100%
2	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) and with the reasonable consent of the Required Consenting Noteholders, either: (i) payment in full in Cash; or (ii) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%
3	Revolving Credit Facility Claims

In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Revolving Credit Facility Claim, each Holder shall receive payment in full in Cash in accordance with the NRG Settlement and, in respect of all undrawn letters of credit obtained by NRG in accordance with the Revolving Credit Agreement, such letters of credit shall be: (i) cancelled and/or replaced with new letters of credit and returned, (ii) deemed to have been issued as letters of credit under the New Exit Credit Facility pursuant to terms and conditions satisfactory to NRG, the issuing bank under such letters of credit and the Lender Parties or (iii) continued pursuant to other arrangements satisfactory to NRG at such time.

100%
4	GenOn Notes Claims

In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each GenOn Notes Claim, each Holder shall receive, subject to the charging lien of the GenOn Notes Trustee, its Pro Rata share of: (i) unless sold in its entirety pursuant to a Third-Party Sale Transaction, the New Common Stock, subject to dilution by any Management Incentive Plan; (ii) the GenOn Notes Cash Pool; (iii) as determined no later than the

61.6–77.6%

Class	Claim or Interest	Treatment	Projected Plan Recovery

Effective Date by the Debtors in consultation with the GenOn Steering Committee, any New Subordinated Notes; (iv) the Subscription Rights; and (v) Cash in any amount due under the GenOn Notes Indentures to the GenOn Notes Trustee, and any applicable paying agent, on account of fees and expenses. On the Effective Date, all of the GenOn Notes shall be cancelled as set forth in Article IV.L of the Plan.

5	GAG Notes Claims

In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each GAG Notes Claim, each Holder shall receive, subject to the charging lien of the GAG Notes Trustee: (i) Cash in an amount equal to 92% of the principal amount and accrued interest as of the Petition Date of such Allowed GAG Notes Claim; (ii) its Pro Rata share of the GAG Notes Cash Pool; and (iii) Cash in an amount due under the GAG Notes Indenture to the GAG Notes Trustee, and any applicable paying agent, on account of fees and expenses. On the Effective Date, all of the GAG Notes shall be cancelled as set forth in Article IV.L of the Plan.

94%
6	General Unsecured Claims

Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive: (i) payment in Cash in an amount equal to such Allowed General Unsecured Claim on the later of (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim; or (ii) such other treatment as may be required so as to render such Allowed General Unsecured Claim Unimpaired.

100%
7	Debtor Intercompany Claims and Interests

Unless otherwise provided for under the Plan, each Debtor Intercompany Claim and/or Intercompany Interest shall either be Reinstated or canceled and released at the option of the Debtors, with the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld; provided, that to the extent the Restructuring Transactions Memorandum provides for a specific treatment with respect to any Debtor Intercompany Claim and/or Intercompany Interest, the treatment so provided shall control.

0% / 100%
8	Section 510(b) Claims	Each Section 510(b) Claim shall be deemed canceled and released and there shall be no distribution to Holders of Section 510(b) Claims on account of such Claims.	0%

Class	Claim or Interest	Treatment	Projected Plan Recovery
9	Interests in GenOn	All Interests in GenOn will be cancelled, released, and extinguished, and will be of no further force or effect.	0%

E.                                    When will I receive my New Common Stock distribution under the Plan if I hold an Allowed GenOn Notes Claim?

Certain Holders of Allowed GenOn Notes Claims may require certain regulatory approvals under applicable non-bankruptcy law prior to receiving a distribution of New Common Stock on account of their respective Allowed GenOn Notes Claims (the “Holdback Entities,” and with respect to the shares of New Common Stock that as of the Effective Date are not permitted to be distributed to such Holdback Entities because one or more Required Regulatory Approvals (as defined herein) are required but have not been obtained, the “Holdback Shares”).  On the Effective Date, if there are any Holdback Shares, a new common stock reserve (the “New Common Stock Reserve”) shall be established by either the Debtors or the Reorganized Debtors (depending upon the applicable Exit Structure) for the distribution of Holdback Shares pursuant to the terms of the Plan.  The Holdback Shares for each Holdback Entity will be issued on the Effective Date, and on behalf of such Holdback Entity, placed in the New Common Stock Reserve by the Debtors or the Reorganized Debtors, as applicable.  Each of the Holdback Shares will be distributed from the New Common Stock Reserve to the applicable Holdback Entity in accordance with the terms of the Plan as soon as possible after  (1) the required regulatory approvals of the Federal Energy Regulatory Commission (“FERC”) and/or the New York State Public Service Commission (“NYSPSC”) required for distribution of such shares to the Holdback Entity have been obtained, as more fully set forth in the Article VI.D.2 of the Plan (the “Required Regulatory Approvals”), or (2) the distribution of such shares to such Holdback Entity would no longer require any of the Required Regulatory Approvals.  Each Holdback Entity shall at all times have the right to direct the New Common Stock Reserve Administrator to sell any of the Holdback Shares attributable to it and held in the New Common Stock Reserve, and the New Common Stock Reserve Administrator shall, as promptly as reasonably practical, use commercially reasonable efforts to sell such Holdback Shares in accordance with any such direction, subject to compliance with applicable law and any applicable contractual restrictions.  The New Common Stock Reserve Administrator shall have no liability for the price received for such Holdback Shares.  The net proceeds of such sale shall be promptly distributed to such Holdback Entity.

Those Holders of Allowed GenOn Notes Claims that are not Holdback Entities will receive a distribution of New Common Stock on or as soon as practicable after the Effective Date as more fully set forth in Article VI of the Plan.

To the extent that any Holder of GenOn Notes will hold New Common Stock in excess of the relevant reporting thresholds under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) as a result of distributions to be made on the Effective Date and the acquisition of New Common Stock by such Holder either (i) is not eligible for an exemption under the HSR Act or (ii) is required to be notified to the U.S. antitrust agencies pursuant to the HSR Act and the relevant waiting period associated therewith has not expired or been terminated as of the Effective Date, then such Holder shall sell a sufficient amount of New Common Stock such that by the end of the day on the Distribution Date, such holder will hold New Common Stock valued at or below the relevant reporting threshold under the HSR Act.

F.                                     What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.  Administrative Claims will be satisfied as set forth in Article II.A of the Plan, and Priority Tax Claims will be satisfied as set forth in Article II.D of the Plan.

G.                             Are any regulatory approvals required to consummate the Plan?

Yes, the Debtors have filed and/or will file applications with FERC and the NYSPSC seeking approval of the Restructuring Transactions contemplated by the Plan, as well as make any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

H.                                   What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses.  It is possible that any alternative transaction may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan.  For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Art. VIII.D.3 of this Disclosure Statement, and the liquidation analysis attached hereto as Exhibit F (the “Liquidation Analysis”).

I.                                        If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court.  Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective.  Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as practicable thereafter, as specified in the Plan.  See Article VIII of this Disclosure Statement for a discussion of the conditions precedent to consummation of the Plan.

J.                                      What are the sources of Cash and other consideration required to fund the Plan?

The Plan and distributions thereunder will be funded by or consist of the following sources of consideration:  (a) the Subscription Rights; (b) the Cash proceeds of the Exit Financing; (c) the New Common Stock; (d) the NRG Settlement Payment; (e) the Debtors’ encumbered and unencumbered Cash on hand; (f) the Sale Proceeds; and (g) the New Subordinated Notes.

K.                                   Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes.  See Article X of this Disclosure Statement.

L.                              Will the final amount of Allowed General Unsecured Claims affect my distribution under the Plan?

No.  Allowed General Unsecured Claims are unimpaired under the Plan and, therefore, the aggregate final amount of all Allowed General Unsecured Claims will not affect the distributions to Holders of Claims in Class 4 or Class 5.

M.                                 How will certain litigation matters be treated under the Plan?

The Plan treats any Claims against the Debtors arising from prepetition litigation matters as General Unsecured Claims.  These prepetition litigation matters include In re Western States Wholesale Natural Gas MDL Litigation, MDL 1566, Case No. 2:03-CV-01431 (D. Nev.), and all cases consolidated in MDL 1566 (the “Natural Gas Litigation”), Arandell Corp. et al. v. Cantera Resources, Inc., et al., Case No. 17-16227 (9th Cir.) and Arandell Corp., et al. v. Center Point Energy Services, Inc., Case No. 16-17099 (9th Cir.) (the “Natural Gas Appeals”), and Reorganized FLI v. ONEOK, Inc., Case No. CV-05-1331-RCJ-PAL (D. Nev.) and Reorganized FLI Inc. v. Oeneok Inc., et al., Case No. 16-17279 (9th Cir.) (the “Farmland Litigation,” and together with the Natural Gas Litigation and Natural Gas Appeals, the “MDL Litigation”).  In other words, any Allowed Claims arising from the MDL Litigation are General Unsecured Claims, and therefore entitled to such treatment as will render them unimpaired under the Plan.

Article IX.B of the Plan provides the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release of Claims.  As set forth herein, the Plan provides that Holders of General Unsecured Claims, including plaintiffs in the MDL Litigation, will receive (i) payment in Cash in an amount equal to such Allowed General Unsecured Claim on the later of (a) the Effective Date, or (b) the date due in the ordinary course of business (i.e., if final judgments are entered in the MDL Litigation after the Effective Date); or (ii) any such other treatment as may be required so as to render such Allowed General Unsecured Claim Unimpaired.

N.                              Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, Article IX of the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties.  The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations between the Debtors and the Consenting Parties in obtaining their support for the Plan pursuant to the terms of the RSA.(3)

All of the Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest.  Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

All Holders of Claims or Interests that (i) vote to accept or are deemed to accept the Plan or (ii) are in voting Classes who abstain from voting on the Plan and do not opt out of the release provisions contained in Article IX of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively released and discharged all Claims and Causes of Action against the Debtors and the Released Parties.

All Holders of Claims and Interests that are not in voting Classes that do not file an objection with the Bankruptcy Court in the Chapter 11 Cases that expressly objects to the inclusion of such Holder as a Releasing Party under the provisions contained in Article IX of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties.  The releases are an integral element of the Plan.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit.  Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions.

1.                                      Release of Liens

Except (1) with respect to the Liens securing the Exit Financing, including the New Exit Credit Facility, the New Senior Secured Notes, and any other Exit Financing created pursuant to the New Exit Financing Documents, (2) with respect to any liens and security interests granted to secure letters of credit that remain outstanding under the LC Facility or Revolving Credit Facility on the Effective Date, (3) with respect to any Liens or security interests securing the New Subordinated Notes, if any, and (4) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date (or the Sale Closing Date with respect to any assets or properties that are transferred by Debtors under such a Third-Party Sale Transaction and with respect to assets or properties of Debtors whose equity is transferred under a Third-Party Sale Transaction), all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

(3)                                 For avoidance of doubt, nothing in the Plan is intended to release, discharge, modify, or otherwise affect in anyway any defense, right, privilege, right of setoff or recoupment, or counterclaim of non-Debtor REMA (as defined herein) relating to any Cause of Action against REMA that is preserved under the Plan.

2.                                      Debtor Release

Effective as of the Effective Date (or the Sale Closing Date of any Third-Party Sale Transaction consummated prior to the Effective Date with respect to any Causes of Action held by Debtors whose equity is transferred pursuant to such Third-Party Sale Transaction), and except as otherwise specifically provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date (or, where applicable, the Sale Closing Date), each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement or the other Restructuring Transactions; (ii) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan; (iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the NRG Settlement, the Settled Claims, the LC Facility, Avoidance Actions, the Third-Party Sale Transactions, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities (including the New Common Stock) pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (iv) upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including without limitation, with respect to the Settled Claims and all matters related thereto.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; and the Debtor Release does not waive or release any right, claim, or Cause of Action (a) in favor of any Debtor or Reorganized Debtor, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (b) as expressly set forth in the Plan or the Plan Supplement.

3.                                      Third-Party Release

As of the Effective Date (or the Sale Closing Date of any Third-Party Sale Transaction consummated prior to the Effective Date with respect to any Causes of Action related to Debtors whose equity is transferred pursuant to such Third-Party Sale Transaction), and except as otherwise specifically provided in the Plan, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement; (ii) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing a legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan; (iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the NRG Settlement, the Settled Claims, the LC Facility, Avoidance Actions, the Third-Party Sale Transactions, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (iv)  upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including without limitation, with respect to the Settled Claims and all matters related thereto; provided that, without limiting the releases in clauses (i), (ii) and (iii) above, the foregoing clause (iv) does not release any prepetition or postpetition liability of or to any NRG Parties, or any claims or defenses of any NRG Parties, arising from or incurred in the ordinary course of business of such NRG Parties, except to the extent such liability arises from or relates to the Settled Claims.  Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

4.                                      Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Settled Claims, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Transition Services Agreement, the Plan Supplement, the NRG Settlement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.                                      Injunction

Effective as of the Effective Date (or, as applicable, the Sale Closing Date), pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date (or, where applicable, the Sale Closing Date), from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

O.                                   What is the deadline to vote on the Plan?

The voting deadline is [November 6], 2017, at 4:00 p.m. (prevailing Central Time) (the “Voting Deadline”).

P.                                     How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan.  To be counted as votes to accept or reject the Plan, each ballot (a “Ballot”) must be properly executed, completed, and delivered in accordance with the instructions provided such that a vote cast is actually received before the Voting Deadline by Epiq Bankruptcy Solutions, LLC (the “Solicitation Agent”).  In the case of a Holder of Class 4 GenOn Notes Claims or Class 5 GAG Notes Claims, this could mean that you must return your Ballot to your Nominee in sufficient time for your Nominee to record your vote on a Master Ballot for transmission to the Solicitation Agent by the Voting Deadline.

DELIVERY OF BALLOTS

1.              Beneficial Ballots that are not pre-validated must be returned in the envelope provided or as otherwise directed. If you received a return envelope addressed to your Nominee, please allow additional time for your Nominee to receive your vote and include it in a Master Ballot.

2.              Pre-Validated Ballots or Master Ballots should be sent to the Solicitation Agent and must be received by the Solicitation Agent before the Voting Deadline.

3.              If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent at the following telephone numbers or email address:

(503) 597-5606 or (866) 729-1597 (toll free)

tabulation@epiqsystems.com

with a reference to “GenOn” in the subject line

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE VOTING INSTRUCTIONS WILL NOT BE COUNTED EXCEPT AS DETERMINED BY THE DEBTORS.

Q.                                   Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.

R.                                    When is the Confirmation Hearing set to occur?

The Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing for [November 13], 2017, at 9:00 a.m. (prevailing Central Time), or as soon thereafter as they may be heard. The Confirmation Hearing may be adjourned from time to time without further notice.  The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing.  Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Objections to Confirmation of the Plan must be filed and served on the Debtors, and certain other parties, by no later than [November 6], 2017, at 4:00 p.m. (prevailing Central Time) in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement.

The Debtors will publish the notice of the Confirmation Hearing, which will contain the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the Houston Chronicle, The Wall Street

Journal, and USA Today to provide notification to those persons who may not receive notice by mail.  The Debtors may also publish the notice of the Confirmation Hearing in such trade or other publications as the Debtors may choose.

S.                                      What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

T.                                    What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code.  As a result, Confirmation means that the Debtors will not be liquidated or forced to go out of business.  Following Confirmation, the Plan will be consummated on the Effective Date, which is a date selected by the Debtors that is the first business day after which all conditions to Consummation have been satisfied or waived.  See Article X of the Plan.  On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

U.                                    Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

On the Effective Date, the Reorganized GenOn Board shall consist of seven (7) members, subject to increase or decrease at the discretion of the GenOn Steering Committee, and will consist of such persons designated by the GenOn Steering Committee in its sole discretion.  On the Effective Date, the terms of the current members of the GenOn board of directors shall expire, and the Reorganized GenOn Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Reorganized GenOn Board, as well as those Persons that will serve as an officer of Reorganized GenOn or any of the Reorganized Debtors.  To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of Reorganized GenOn and the Reorganized Debtors.

V.                                    Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Solicitation Agent:

By electronic mail at:

Email:  tabulation@epiqsolutions.com with a reference to “GenOn” in the subject line.

By telephone at:

(503) 597-5606 or (888) 729-1597 (toll free)

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Debtors’ notice, claims, and solicitation agent at the address above or by downloading the exhibits and documents from the website of the Debtors’ notice, claims, and solicitation agent at

http://dm.epiq11.com/genon (free of charge) or the Bankruptcy Court’s website at http://www.txsb.uscourts.gov (for a fee).

W.                                Do the Debtors recommend voting in favor of the Plan?

Yes.  The Debtors believe the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative.  The Debtors believe the Plan, which contemplates a significant deleveraging, is in the best interest of all Holders of Claims, and that other alternatives fail to realize or recognize the value inherent under the Plan.

X.                                   Who supports the Plan?

The Plan is supported by the Debtors, NRG, and the Holders of GenOn Notes Claims and the Holders of GAG Notes Claims that are party to the RSA.

V.                                    IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

A.                                    Certain Key Terms Used in this Disclosure Statement.

The following are some of the defined terms used in this Disclosure Statement.  This is not an exhaustive list of defined terms in the Plan or this Disclosure Statement, but is provided for ease of reference only.  Please refer to the Plan for additional defined terms.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

“Chapter 11 Cases” means when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

“Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors seven (7) calendar days before the Confirmation Objection Deadline, including the following, as applicable:  (a) New Organizational Documents; (b) New Exit Financing Documents; (c) if applicable, the New Subordinated Notes Documents; (d) the Pension Indemnity Agreement; (e) the Cooperation Agreement; (f) the Transition Services Agreement; (g) the Tax Matters Agreement; (h) the Settlement Agreement; (i) a Schedule of Assumed Executory Contracts and Unexpired Leases; (j) a Schedule of Rejected Executory Contracts and Unexpired Leases; (k) a list of Retained Causes of Action; (l) a document listing the members of the Reorganized GenOn Board; (m) the Restructuring Transactions Memorandum; (n) the Backstop Commitment Letter; (o) to the extent available, the form of any Third-Party Sale Transaction Documents; and (p) the Liquidating Trust Agreement, if any.  The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date.

B.                                    Additional Important Information.

The confirmation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan.  There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied for the Plan to go effective will be satisfied (or waived).

You are encouraged to read this Disclosure Statement in its entirety, including the section entitled “Risk Factors,” and the Plan before submitting your ballot to vote on the Plan.

The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee by the Bankruptcy Court of the accuracy or completeness of the information contained herein or an endorsement by the Bankruptcy Court of the merits of the Plan.

Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan.  The summaries of the financial information and the documents annexed to this Disclosure Statement or otherwise incorporated herein by reference are qualified in their entirety by reference to those documents.  The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date.  Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to, and Confirmation of, the Plan and may not be relied on for any other purpose.  In the event of any inconsistency between the Disclosure Statement and the Plan, the relevant provisions of the Plan will govern.

This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any similar federal, state, local or foreign regulatory agency, nor has the SEC or any other agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement; however, the financial information contained in this Disclosure Statement or incorporated herein by reference has not been, and will not be, audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise.

GenOn files annual, quarterly and current reports and other information with the SEC. You may read and copy any document GenOn has filed or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800 SEC 0330 to obtain information on the operation of the Public Reference Room.

Upon Confirmation of the Plan, certain of the securities described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, together with the rules and regulations promulgated thereunder (the “Securities Act”), or similar federal, state, local, or foreign laws, in reliance on the exemption set forth in (a) section 1145 of the Bankruptcy Code or (b) Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.  Other securities may be issued pursuant to other applicable exemptions under the federal securities laws.  All securities issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under federal securities laws.  The Debtors consider all statements regarding anticipated or future matters, to be forward-looking statements.  Forward-looking statements may include statements about:

•                  business strategy;

•                  technology;

•                  financial condition, revenues, cash flows, and expenses;

•                  levels of indebtedness, liquidity, and compliance with debt covenants;

•                  financial strategy, budget, projections, and operating results;

•                  natural gas and coal prices and the overall health of the power generation industry;

•                  amount, nature, and timing of capital expenditures, including future development costs;

•                  condition of the Debtors’ existing asset fleet and asset retirement obligations relating to the Debtors’ assets;

•                  availability and terms of capital;

•                  successful results from the Debtors’ operations;

•                  integration and benefits of asset and property acquisitions or the effects of asset and property acquisitions or dispositions on the Debtors’ cash position and levels of indebtedness;

•                  costs of conducting the Debtors’ operations;

•                  general economic and business conditions;

•                  effectiveness of the Debtors’ risk management activities;

•                  environmental liabilities;

•                  counterparty credit risk;

•                  outcome of pending and future litigation;

•                  governmental regulation and taxation of the power generation industry;

•                  developments in power generation technology;

•                  uncertainty regarding the Debtors’ future operating results;

•                  plans, objectives, and expectations;

•                  variations in the market demand for, and prices of, wholesale power generation;

•                  adequacy of the Debtors’ capital resources and liquidity;

•                  access to capital and general economic and business conditions;

•                  risks in connection with acquisitions;

•                  potential asset sales;

•                  potential adoption of new governmental regulations impacting the Debtors’ businesses; and

•                  the Debtors’ ability to satisfy future cash obligations and environmental costs.

Statements concerning these and other matters are not guarantees of the Reorganized Debtors’ future performance.  There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be different from those they may project, and the Debtors undertake no obligation to update the projections made herein.  These risks, uncertainties, and factors may include:  the Debtors’ ability to confirm and consummate the Plan; the potential that the Debtors may need to pursue an alternative transaction if the Plan is not Confirmed; the Debtors’ ability to reduce its overall financial leverage; the potential adverse impact of the Chapter 11 Cases on the Debtors’ operations, management, and employees, and the risks associated with operating the Debtors’ businesses during the Chapter 11 Cases; customer responses to the Chapter 11 Cases; the Debtors’ inability to discharge or settle Claims during the Chapter 11 Cases; general economic, business and market conditions; currency fluctuations; interest rate fluctuations; price increases; exposure to litigation; a decline in the Debtors’ market share due to competition or price pressure by customers; the Debtors’ ability to implement cost reduction initiatives in a timely manner; the Debtors’ ability to divest existing businesses; financial conditions of the Debtors’ customers; adverse tax changes; limited access to capital resources; changes in domestic and foreign laws and regulations; trade balance; natural disasters; geopolitical instability; and the effects of governmental regulation on the Debtors’ businesses.

VI.                               THE DEBTORS’ BUSINESS OPERATIONS AND CAPITAL STRUCTURE

The Debtors are a power company with a principal focus on wholesale power generation activities, as well as the trading of energy, capacity, and related products, and the transacting and trading of fuel and transportation services to support and supplement their wholesale power generation activities.

A.                                    The Debtors’ Corporate Structure and History.

GenOn is the product of two mergers since 2010.  First, on December 3, 2010, two wholesale power generation companies—RRI Energy, Inc. (“RRI”) and Mirant Corporation (“Mirant”)—completed an all-stock, tax-free merger with Mirant becoming RRI’s wholly-owned subsidiary.  RRI and Mirant merged to achieve cost savings through integration and improve their capital structure, among other reasons.  Following the merger, RRI took its current name: GenOn.

Second, on December 14, 2012, NRG (through a wholly-owned subsidiary) and GenOn completed a stock-for-stock merger with GenOn continuing as the surviving company.  NRG, as consideration for acquiring GenOn’s entire equity, issued 0.1216 shares of NRG common stock for each outstanding share of GenOn.  Improved cost savings and NRG’s desire to expand its presence in the PJM Interconnection (“PJM”) energy market (the largest one in the United States, which serves the Mid-Atlantic region) drove this merger.  In structuring the merger, NRG “ring-fenced” GenOn’s debt, leaving GenOn’s creditors without recourse against NRG’s assets in the event of GenOn’s default.

As the organization exists today, GenOn conducts its wholesale power generation activities through numerous direct and indirect subsidiaries—61 of which are also Debtors in these chapter 11 cases.  Two of the Debtors’ non-debtor subsidiaries GenOn Mid-Atlantic, LLC (“GenMA”) and NRG REMA, LLC (“REMA”)—also have significant operations and are parties to lease agreements that limit their ability to upstream their cash. A detailed corporate organizational chart is attached hereto as Exhibit B.

B.                                    The Debtors’ Assets and Operations.

As of January 1, 2017, the Debtors’ generation portfolio was comprised of 32 electric generating assets across eight states including coal, combined cycle gas turbine, and peaking technologies.  The sale of capacity and power from baseload and intermediate generation facilities in this portfolio accounts for the majority of the Debtors’ generation revenues.  The Debtors operate these assets primarily in the PJM and California ISO (“CAISO”) power markets that, together, account for 80% of the Debtors’ installed capacity.

The Debtors’ power generation assets provide them with opportunities to capture revenues in addition to their baseload and intermediate generation operations by selling power during periods of peak demand, offering capacity or other similar products, and providing ancillary services to support system reliability.  The Debtors also maintain a hedging portfolio to offset commodity price volatility.  In the twelve months ended December 31, 2016, the Debtors generated revenues totaling approximately $927 million(4) on a consolidated basis.

1.                                      Revenue Generation in the Energy Sector.

The Debtors generate revenue in three principal ways: (a) committing to future power production capacity available in the future in regional power markets (“Capacity Revenue”); (b) selling power that has already been produced; and (c) providing ancillary services to support system reliability.  Capacity Revenue composes more than half of the Debtors’ gross margins.

Power prices historically fluctuate, with large variances observed year-to-year and month-to-month.  To manage the short- and medium-term fluctuations in price and the attending revenue risks, power providers hedge.  The Debtors, for example, have agreed to sell power in the future at an agreed price or sell natural gas, which has tracked the price of power.

2.                                      The Debtors’ Generation Fleet and Operations.

With an operating capacity of 15,394 megawatts, the Debtors are one of the 10 largest wholesale power generation companies in the United States.

To achieve that size, the Debtors operate 32 power plants in eight states using coal, combined cycle gas turbine, and/or peaking technologies.  In particular, measured by total installed capacity, 61% of the Debtors’ generation portfolio is fueled by natural gas, 27% by coal, and 12% by oil.  The efficiency of these plants ranges from plants that run frequently throughout the year to plants that have a higher cost to operate and are used to meet peak power needs.

(4)                                 This amount excludes revenue generated by the Non-Debtor Subsidiaries.

The Company generated an output of about 26 terawatt-hours of power in 2016, or, according to statistics from the U.S. Energy Information Administration, enough energy to serve the electricity demands of 2.4 million homes each year.  As the chart below shows, more than half of the production comes from the Debtor’s coal units.

Although the Company has a presence in five of the ten power markets in the United States, their portfolio is concentrated in the important PJM and CAISO powers markets.  PJM is the largest power market in the United States, beginning in the Mid-Atlantic and extending west to Illinois.  Three-fourths of the Company’s power plants and 62% of their total generation capacity are in this market.  At this size, the Company has the sixth largest generation portfolio in PJM.  CAISO services 80% of the power grid in California.  Four of the Company’s power plants constituting 18% of the Company’s total generation capacity serve the CAISO power market.  The following graph provides geographical context of the Company’s power plant fleet.

3.                                      Shared Services Agreement.

Following NRG’s acquisition of GenOn, on December 20, 2012, GenOn executed a services agreement with NRG (the “Shared Services Agreement”).  Under the Shared Services Agreement, NRG provides GenOn and its subsidiaries with various management, personnel and other services including executive and administrative, accounting, tax, information systems, treasury and planning, operations and asset management, risk and commercial operations, and legal.

In exchange for these services, GenOn pays NRG an annual fee of $192.6 million (the “Shared Services Fee”).  The Shared Services Fee has never been adjusted even as GenOn has sold and retired power plants since the merger.  Although GenOn (and not its subsidiaries) pays NRG, GenOn has allocated the Shared Services Fee among its direct and indirect subsidiaries.  Pursuant to the RSA, the Shared Services Fee has been reduced to $84 million on an annualized basis for the duration of these Chapter 11 Cases.

C.                                    Regulatory Matters.

As owners of power plants and participants in wholesale energy markets, certain of the Debtors’ subsidiaries are subject to regulation by various federal and state government agencies.  These include the U.S. Commodity Futures Trading Commission (“CFTC”) and FERC, as well as other public utility commissions in certain states where the Debtors’ generating assets are located.  In addition, the Debtors are subject to the market rules, procedures and protocols of the various ISO markets in which they participate.  The Debtors must also comply with the mandatory reliability requirements imposed by the North American Electric Reliability Corporation (“NERC”) and the regional reliability entities in the regions where they operate.

D.                                    Environmental Matters.

The Debtors are also subject to a wide range of environmental laws in the ownership and operation of projects. These laws generally require that governmental permits and approvals be obtained before construction and during operation of power plants.  The electric generation industry is facing new requirements regarding greenhouse gases, combustion byproducts, water discharge and use, and threatened and endangered species.  Future laws may require the addition of emissions controls or other environmental controls or impose restrictions on the operations of the Debtors’ facilities, which could have a material effect on the Debtors’ operations.  Complying with environmental laws involves significant capital and operating expenses.  The Debtors decide to invest capital for environmental controls based on the relative certainty of the requirements, an evaluation of compliance options, and the expected economic returns on capital.

E.                                    The Debtors’ Employees.

As of the Petition Date, the Debtors employ approximately 1,600 employees, nearly 65% of whom were covered by collective bargaining agreements.  The Debtors’ employees perform a variety of critical functions, including engineering, accounting, business administration, finance, human resources, information technology, management, marketing, facilities maintenance, security, and other key functions.  They are essential to the preservation and enhancement of the value of the Debtors’ businesses and the administration of the Debtors’ estates during the ongoing restructuring process.

F.                                     The Debtors’ Prepetition Capital Structure.

1.                                      The Debtors’ Debt Obligations.

As of the Petition Date, the Debtors have approximately $2.65 billion in total funded debt, consisting of the following:

(a)                                 Revolving Credit Agreement.

Debtors GenOn and NRG Americas, Inc. are party to that certain secured intercompany revolving credit agreement with NRG, dated December 14, 2012 (the “Revolving Credit Agreement”), which provides for a $500 million revolving credit facility, all of which was available for revolving loans and letters of credit. Certain of GenOn’s subsidiaries are also guarantors of amounts borrowed and obligations incurred under the Revolving Credit Agreement.  As of the Petition Date, approximately $124.9 million in cash borrowings and $143.6 million of letters of credit were outstanding under the Revolving Credit Agreement.  The Revolving Credit Agreement matures in December 2018.

(b)                                 GenOn Notes.

Certain of the Debtors are currently party to that certain unsecured senior indenture, dated as of December 22, 2004 (as amended from time to time and with all supplements and exhibits thereto, the “7.85% GenOn Notes Indenture”), by and among GenOn, as issuer, and Wilmington Trust Company (“Wilmington Trust”), as indenture trustee (the “GenOn Notes Trustee”), and that certain unsecured senior indenture, dated October 4, 2010 (as amended from time to time and with all supplements and exhibits thereto, the “9.50% and 9.875% GenOn Notes Indenture,” and together with the 7.85% GenOn Notes Indenture, the “GenOn Notes Indentures”), by and among GenOn, as issuer, and Wilmington Trust, as indenture trustee.  Pursuant to the GenOn Notes Indentures, the Debtors have approximately $1.83 billion in principal outstanding on three series of GenOn Notes.  The three series of GenOn Notes are due in 2017, 2018, and 2020 and require semiannual coupon payments at 7.875%, 9.5%, and 9.875% per year, respectively.

(c)                                  GAG Notes.

Certain of the Debtors are currently party to that certain unsecured senior indenture, dated as of May 1, 2001 (as amended from time to time and with all supplements and exhibits thereto, the “GAG Notes Indenture,” together with the GenOn Unsecured Senior Notes Indenture, the “Notes Indentures”), by and among GAG, as issuer, and Wilmington Savings Fund Society, FSB, as successor indenture trustee (the “GAG Notes Trustee”).  Pursuant to the GAG Notes Indenture, the Debtors have approximately $695 million in principal outstanding on two series of GAG Notes.  The two series of GAG Notes are due in in 2021 and 2031 and require semiannual coupon payments at 8.5% and 9.125% per year, respectively.

2.                                      The Equity Interests in the Debtors.

GenOn is a privately-held company.  As of the date hereof, GenOn had approximately 100 outstanding shares of common stock authorized and issued, par value $0.001 per share.  As of the date hereof, NRG owns and controls 100 percent of the outstanding shares of GenOn common stock.

VII.                          EVENTS LEADING TO THE DEBTORS’ FINANCIAL DIFFICULTIES AND COMMENCEMENT OF THE CHAPTER 11 CASES

A.                                    Challenges Facing the Debtors’ Business.

The financial challenges confronting the Debtors mirror the broader downturn in the energy industry.  As wholesale power generation producers, the Debtors generate revenue through selling both power and capacity (the promise of power in the future).  In both instances, the Debtors’ financial fortunes turn on market prices.  The Debtors participate in deregulated wholesale power markets where the price for energy and capacity are determined by supply and demand—unlike a regulated utility or power generator that receives revenues and returns based on a state public utility commission’s determined rate.

Market prices, however, have been declining due to a confluence of three factors—flat consumer demand for energy, new sources of energy supply, and falling natural gas prices.  First, the demand for power in the United States generally has been flat, and the PJM power market has not fared much better.  Compared to nationwide expected growth in demand of 0.11%, expected growth in demand in PJM is just 0.35%.  Second, although demand has been flat, the power generating supply in the United States has grown 4% since 2011.  Third, natural gas prices have been declining for almost a decade, and, in 2016, the average price of natural gas reached its lowest levels since 1999, as shown by the following graph from a January 13, 2017 U.S. Energy Information Administration article titled, “Natural gas prices in 2016 were the lowest in nearly 20 years.”

In sum, demand has remained flat while new power plants have become operational and natural gas prices have declined.  As a result, there is now a surplus of generating capacity in the market, and modern, often natural gas-fired power plants are generating power at a lower marginal price than GenOn’s vintage, less efficient fleet.  The combination of these three factors also has driven wholesale power prices down.  The price of electricity in the PJM market currently hovers around $30 per megawatt hour as of the Petition Date, down from prices of well above $100 per megawatt hour in early 2014.

As a result of the foregoing factors, GenOn’s adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) has fallen since the NRG merger and is projected to fall further.  Unable to generate EBITDA at historical levels and facing debt maturities in each of 2017, 2018, and 2020, GenOn’s debt load is no longer commensurate with its profitability.  GenOn entered 2016 with $1,034 million in cash on hand (and $571 million of that amount was located at GenMA and REMA, and therefore restricted).  GenOn bolstered its restructuring efforts in 2016 when it became apparent it would be unable to redeem the 2017 notes without more cash.

B.                                    Operational Responses.

Facing this challenging market environment and debt load, and with restricted access to cash, in 2016, the Debtors began expanding their consideration and analysis of strategic alternatives to address their debt obligations, including a comprehensive restructuring.  The Debtors began retaining financial, legal, and restructuring advisors and installing independent directors and an independent management team across GenOn and its subsidiaries.

In April and June 2016, the Debtors retained Rothschild as financial advisor, and Kirkland & Ellis LLP (“Kirkland”) as legal counsel, respectively.  In October 2016, the Debtors also retained McKinsey RS US (“McKinsey RTS”) as restructuring advisor, principally for the purpose of providing services related to preparing a contingency plan with the Debtors that could be used in the event the Debtors and potentially certain of their direct and indirect subsidiaries determined to file for chapter 11 bankruptcy protection.

Also in June 2016, GenOn appointed Frederic F. Brace and Jonathan F. Foster as independent directors in part to oversee “related party” transactions, including with NRG.  Mr. Brace and Mr. Foster have served as directors and advised numerous distressed companies.  Neither had any prior affiliation with the Debtors.  And, unlike GenOn’s then three existing board members, neither Mr. Brace nor Mr. Foster now serves (or has ever served) on NRG’s board or been an NRG employee.  On the same day as their appointment, the GenOn Board of Directors formed the Governance Committee, which is comprised of Mr. Brace and Mr. Foster.

Additionally, the Debtors appointed Mark A. McFarland as Chief Executive Officer on April 7, 2017.  Mr. McFarland has been tasked with addressing operational issues at the company, as well as performing a comprehensive assessment of cost cutting opportunities with a focus on addressing fees payable to NRG under the Shared Services Agreement and preparing for a consensual separation from NRG.

Since 2016, the Debtors have also been conducting a comprehensive assessment of cost-cutting opportunities and preparing for a consensual separation from NRG.  A focus has been the Shared Services Fee, which had never been adjusted and, at $192.6 million per year, represents one of GenOn’s largest expense items.  As an engagement beginning in October 2016, McKinsey RTS undertook analysis relating to clean-sheet costing, analyzing the Debtors’ organizational structure as a standalone entity, and supporting the Debtors with preparing their chapter 11 bankruptcy petitions and related first day pleadings, as well as evaluating cost out improvement potential across sales, general and administrative functions, commercial operations, and line management above the plant level.

Informed by McKinsey RTS’s analysis, the Debtors prepared a plan for transitioning GenOn to a lean management and operations structure that leverages outsourcing.  GenOn has aligned this transition plan with NRG’s obligation under the RSA to provide discounted services at an annual rate of $84 million during these chapter 11 cases and, after the Effective Date, free services for two months and, at GenOn’s option, up to two additional months at the annual rate of $84 million.

C.                                    Financial Responses.

In addition to addressing operational issues, the Debtors pursued multiple strategies to obtain liquidity to make the $691 million June 15, 2017, maturity payment (the “June Maturity Payment”) and otherwise address their long-term capital structure needs, including raising a $550 million secured financing from third parties, potential debt-for-debt exchanges, and a controlled chapter 11 filing.

In connection with the Debtors’ evaluation of various options, GenOn announced a new debt offering on May 4, 2017.  Four days later, on May 8, 2017, GenOn (through a special purpose LLC) closed the offering and $550 million of 10.500% senior secured first lien notes due June 1, 2022 (the “Secured Debt Notes”) were funded into an escrow account.  The Secured Debt Notes require 10.500% semi-annual coupon payments due on June 1 and December 1.

In issuing the Secured Debt Notes, GenOn retained the option until June 14, 2017, either to release the funds or redeem the Secured Debt Notes at 104%—a $22 million (4% of $550 million) break-up fee.  The Debtors ultimately determined, however, that the comprehensive restructuring presented by the RSA was preferable to the short-term relief that closing the financing would have brought.  As such, on June 12, 2017, the GenOn board of directors decided to cause the redemption of the Secured Debt Notes.  Had the funds instead been released, GenOn would have used the $550 million plus $141 million in cash on hand to make the June Maturity Payment.

D.                                    NRG and Noteholder Committee Negotiations.

Under normal operating conditions, the Debtors’ steady cash flows enable them to reliably service their funded debt obligations and weather ordinary variations in customer demands for their services.  But the current industry-wide challenges posed by the sustained decline in, among other things, natural gas prices have made the Debtors’ debt-service obligations unsustainable.  Thus, in mid-2016, the Debtors began exploring long-term solutions to right-size their capital structure and maximize their prospects for long-term success.

With their advisors, the Debtors engaged an ad hoc group of holders of GenOn Notes and GAG Notes (the “Noteholder Committee”) in good-faith discussions regarding various restructuring alternatives.  The goal of these discussions was to explore all viable in-court and out-of-court restructuring alternatives that would both meaningfully deleverage the Debtors’ balance sheet and provide a meaningful recovery to all stakeholders.  Additionally, the Noteholder Committee initiated a conversation with the Debtors regarding potential claims the Debtors may have against NRG in connection with, among other things, the Shared Services Agreement.  The Debtors have had numerous discussions with Ropes & Gray, LLP (“Ropes & Gray”) and Ducera Partners LLC (“Ducera”), legal and financial advisors, respectively, to the Noteholder Committee.  To further negotiations with the Noteholder Committee, the Debtors entered into confidentiality agreements with Ropes & Gray and Ducera on July 8, 2016.

E.                                    Noteholder Litigation and Claims Investigation.

1.                                      Governance Committee Investigation.

In August 2016, the Governance Committee, assisted by its advisors, commenced an independent investigation (the “GenOn Investigation”) into potential claims the Debtors and/or their creditors may have against NRG, its affiliates, and current and former GenOn directors and officers related to various prepetition challenged transactions involving the Debtors, including the claims asserted in complaints that various creditors filed before the Petition Date (the “Challenged Transactions”).

From 2016 through the present, the Debtors’ advisors have identified and analyzed potential claims, including with respect to the Shared Service Agreement, certain sales of GenOn power plants to NRG affiliates and third parties, and certain development projects with NRG.  During that time, the Debtors’ advisors also (a) conferred with the Noteholder Committee’s advisors about these potential claims; (b) requested, received, and reviewed thousands of documents from NRG; and (c) interviewed numerous NRG and GenOn representatives.

Consistent with the RSA, NRG will provide cash and non-cash contributions to the Plan that the Debtors estimated has a value of $326.3 to $369.6 million, and which may be higher depending on the duration of the Chapter 11 Cases.  Based on its investigation that commenced before the Petition Date (and which remains ongoing subject to the “fiduciary out” in the RSA) and upon the recommendation of its advisors, the Governance Committee determined that this amount is well within the appropriate range to settle and release GenOn’s claims related to the Challenged Transactions (the “Estate Claims”) under the Plan.

The Governance Committee also considered the significant delays and costs necessary to monetize the Estate Claims (the validity of which the NRG Parties dispute) and the uncertainty of the outcomes, based on assessments made by its legal, financial, and restructuring advisors.  In connection with this analysis, the Governance Committee, with the input of its advisors, concluded that successful prosecution of these claims likely would take multiple years and cost tens of millions of dollars in examiner, attorney, and expert fees to achieve a final, non-appealable judgment.  The Governance Committee also considered that the Debtors had estimated such costs to be $75.0 to $100.0 million, which is value beyond NRG’s $326.3 to $369.6 million in cash and non-cash contributions.  The Governance Committee weighed such considerations against the benefits of a settlement with NRG that would fairly compensate the Debtors for the Estate Claims while providing creditors with substantial near-term recoveries now, without the risks and delays of litigation.

2.                                      Noteholder Litigation.

While the GenOn Investigation was pending, from December 9 to 12, 2016, NRG, GenOn, certain current and former GenOn directors and officers, and the Noteholder Committee executed a Tolling Agreement to preserve potential claims from expiring.  In addition, the GenOn Trustee, the GAG Trustee, and certain holders of GenOn Notes

(the “Noteholder Plaintiffs”) filed a lawsuit against NRG and GenOn in Delaware state court on December 13, 2016 (the “Noteholder Litigation”). The Noteholder Plaintiffs primarily allege that:  (a) NRG has been overcharging GenOn under the Shared Services Agreement since its execution on December 20, 2012; and (b) GenOn has been undercapitalized and insolvent since it was acquired by NRG on December 14, 2012.  As against GenOn, the Noteholder Plaintiffs allege that, assuming GAG has been paying GenOn for its allocation of the shared services fee, then GenOn must reimburse GAG for the value of such transfers made in respect of such allocated fees.  On February 3, 2017, the court entered an order approving a standstill agreement whereby the parties agreed to suspend all deadlines in the case until March 1, 2017.  On March 31, 2017, NRG filed a motion to dismiss most of the counts asserted in the lawsuit for failure to adequately state a claim for which relief can be granted.

On April 30, 2017, the Noteholder Plaintiffs filed an amended complaint (the “Amended Complaint”), adding new defendants and claims.  The Noteholder Committee added NRG Yield, Inc. (“NRG Yield”) and eight current and former GenOn directors and officers (the “Individual Defendants”) as defendants.  The amended complaint adds three new categories of claims: (1) a fraudulent transfer claim against NRG Yield for GenOn’s sale of the Marsh Landing power plant; (2) breach of fiduciary duty claims against the Individual Defendants for GenOn’s alleged overpayments under the Shared Services Agreement and for allowing NRG to pursue opportunities at GenOn’s Canal and Mandalay power plants; and (3) claims against NRG for aiding and abetting these fiduciary duty breaches.  NRG, NRG Yield and the Individual Defendants dispute the validity of the claims set forth in the Amended Complaint.

No substantive developments have occurred in the Noteholder Litigation.  There have been a series of extensions through the Petition Date, and because such extensions were agreed on between the parties, no defendant has answered or moved to dismiss the Amended Complaint as of the Petition Date.  The Noteholder Litigation was subsequently stayed by virtue of the Debtors’ bankruptcy filing and, to the extent not stayed, the parties will use commercially reasonable efforts to cause the Noteholder Litigation to be held in abeyance consistent with the RSA until such time as the Plan is confirmed or the RSA is terminated in accordance with its terms.

3.                                      Global Settlement.

As part of the overall settlement embodied in the Plan and RSA, these Estate Claims—and other potential Claims and Causes of Action—will be compromised in consideration for the various forms of Cash and non-Cash consideration NRG will contribute to GenOn under the Plan, including the NRG Settlement Payment.

F.                                     The Restructuring Support and Lock-Up Agreement.

In May 2017, the Debtors, NRG, and the Noteholder Committee renewed active negotiations regarding an out-of-court or in-court restructuring.  The parties considered numerous alternatives that would reduce the Debtors’ outstanding debt obligations and maximize recoveries for all of the Debtors’ stakeholders.  As with past discussions, the parties focused their efforts on transactions that would have a minimal impact on their customers, employees, vendors, and other stakeholders.

On May 18, 2017, the Debtors, NRG, and certain of the Consenting Noteholders reached a preliminary agreement in principle on the terms of the restructuring, which terms eventually formed the basis for the RSA.  In connection therewith, on May 22, 2017, the Debtors executed a consent agreement with NRG and certain of the Consenting Noteholders (the “Consent Agreement”).

The parties continued active negotiations over the following weeks to further refine the terms of the restructuring in a manner that would maximize the value of the Debtors’ estates, and minimize impact on the Company’s numerous stakeholders and valued customers.  On June 12, 2017, the Debtors, NRG, and the Consenting Noteholders reached final agreement on the terms of the RSA.  Under the RSA, the Debtors will emerge as a standalone enterprise owned entirely by Holders of the GenOn Notes and will settle potential claims the Debtors held against NRG, among others.

The RSA contemplates the Debtors’ restructuring through, among other things, (a) Cash payments in full satisfaction of the Revolving Credit Facility Claims, (b) the equitization of all GenOn Notes Claims into the New Common Stock, (c) payment in Cash at an approximately 92% recovery on account of the GAG Notes Claims, (d) the reinstatement or unimpairment of all General Unsecured Claims, and (e) the issuance of the New Senior Secured Notes and/or New Exit Credit Facility Term Loans to the Backstop Parties and Holders of Allowed GenOn Notes

Claims that exercise their Subscription Rights pursuant to the Rights Offering.  This structure will allow the Debtors to reduce their funded debt by at least $1.75 billion.  As of the date hereof, the RSA is supported by more than 93% of Holders of GenOn Notes Claims and more than 93% of Holders of GAG Notes Claims.

G.                                   The Backstop Commitment.

As contemplated by the RSA, and in order to ensure the Debtors can meet their obligations thereunder, on or around June 12, 2017, the Debtors and each of the Backstop Parties executed a letter of commitment (the “Backstop Commitment Letter”), pursuant to which the Backstop Parties committed to “backstop” the Rights Offering.  Consistent with the terms of the Backstop Commitment Letter, the Debtors caused the Backstop Fee to be paid to each Backstop Party on June 13, 2017.  On August 9, 2017, the Debtors amended the Backstop Commitment Letter to amend and extend certain termination dates to accommodate the marketing process.

VIII.                     EVENTS OF THE CHAPTER 11 CASES

A.                                    Corporate Structure upon Emergence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Restructuring Transactions Memorandum), on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

B.                                    Expected Timetable of the Chapter 11 Cases

The Debtors expect the Chapter 11 Cases to proceed quickly, consistent with the milestones set forth in the RSA.(5)  Should the Debtors’ projected timelines prove accurate, the Debtors could emerge from chapter 11 within 210 days of the Petition Date, if not earlier.  No assurances can be made, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors.

C.                                    First Day Relief.

On the Petition Date, the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases.  On June 14, 2017, the Bankruptcy Court entered an order directing the joint administration of all of the Debtors’ Chapter 11 Cases under a single docket.  At a hearing on June 15, 2017 (the “First Day Hearing”), the Bankruptcy Court granted all of the relief requested in the First Day Motions.  The First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at http://dm.epiq11.com/genon.

D.                                    Retention Applications.

Since the Petition Date, the Bankruptcy Court has approved the retention of the Debtors’ bankruptcy advisors, including Kirkland as legal counsel [Docket No. 197], McKinsey RTS as restructuring advisor [Docket No. 231], Rothschild as investment banker [Docket No. 209], Epiq Bankruptcy Solutions, LLC as Claims, Noticing, Solicitation and Administrative Agent [Docket No. 63], and PwC as tax advisor [Docket No. 244].  In addition, on August 31,

(5)                                 On August 8, 2017, the Debtors, with the required consents under the RSA, extended certain of the RSA milestones to accommodate the marketing process.

2017, the Debtors filed an application to retain Credit Suisse Securities (USA) LLC to advise them in connection with the marketing process and Exit Financing [Docket No. 685].

E.                                    Estimation of Owner Lessor Plaintiffs’ Claims.

On June 8, 2017, GenMA’s owner lessors (the “Owner Lessor Plaintiffs”) filed a lawsuit in the Supreme Court of the State of New York, captioned Morgantown OL1 LLC et al. v. GenOn Mid Atlantic, LLC, et al. (the “GenMA Litigation”), asserting claims related to, without limitation: (1) GenMA’s 2014 dividend of $320 million ultimately to GenOn (the “GenMA Cash Distribution,” as defined in the Plan); (2) GenMA’s 2017 payment of approximately $125 million to GenOn because GenOn had incurred a corresponding debt after the Owner Lessor Plaintiffs improperly caused a draw on a letter of credit issued for GenMA’s benefit; and (3) alleged overpayments for GenMA’s proportional share of fees under the Shared Services Agreement (collectively, the “Owner Lessor Plaintiffs’ Claims”).

At the First Day Hearing, the Owner Lessor Plaintiffs, through their counsel Milbank, Tweed, Hadley & McCloy LLP, expressed concerns regarding the viability of the Plan, because it makes no accommodation for the Owner Lessor Plaintiffs’ Claims.  The Debtors’ dispute the merits of the Owner Lessor Plaintiffs’ Claims and the Owner Lessor Plaintiffs’ assertion that they are “creditors of the Debtors” in the Chapter 11 Cases.  Nevertheless, to avoid a potential impediment  to Confirmation of the Plan, which is broadly supported by the Debtors’ stakeholders, on June 26, 2017, the Debtors filed a motion requesting the Court to estimate the Owner Lessor Plaintiffs’ Claims at $0 for all purposes, including allowance, voting, reserves, and distributions under the Plan [Docket No. 128] (the “Estimation Motion”).  The Bankruptcy Court commenced an evidentiary hearing on the Estimation Motion on September 14, 2017 (together with all briefing related thereto, the “Estimation Proceeding”).

F.                                     Post-Petition Letter of Credit Facility.

On June 15, 2017, the Court entered the Interim Order (I) Authorizing the Debtors’ Continued Performance Under Intercompany Arrangements, (II) Authorizing the Debtors to Continue Ordinary Course Operations and Related Financing, and (III) Granting Related Relief [Docket No. 56] (the “Interim Intercompany Order”), pursuant to which the Debtors were authorized to continue operations in the ordinary course of business and in accordance with prepetition practices, including the issuance of letters of credit, whether by NRG (the “NRG LC Facility”) or another third party.  In accordance with the authorization granted by the Interim Intercompany Order, and to further promote the Debtors’ transition away from NRG, on June 30, 2017, the Debtors entered into a new letter of credit facility with Citibank, N.A. (the “Citi LC Facility”), to replace the NRG LC Facility.  On July 14, 2017, the Bankruptcy Court entered the Final Order (I) Authorizing the Debtors’ Continued Performance Under Intercompany Arrangements, (II) Authorizing the Debtors to Continue Ordinary Course Operations and Related Financing, and (III) Granting Related Relief [Docket No. 254], which approved the Citi LC Facility and authorized the Debtors to perform thereunder.

G.                                   The MDL Litigation

Prior to the Petition Date, beginning in 2005, Debtors GenOn Energy, Inc., and RRI Energy Services LLC (together, the “MDL Debtors”), were named as parties in litigation brought in state and federal courts in Kansas, Missouri, and Wisconsin, which were consolidated for pre-trial purposes by the United States Judicial Panel on Multidistrict Litigation and transferred to the United States District Court for the District of Nevada (the “MDL Court”).  The MDL Litigation was filed in the aftermath of the California energy crisis in 2000 and 2001 and the resulting FERC investigations, and relates to alleged conduct to increase natural gas prices in violation of state antitrust law and similar laws.  The MDL Litigation seeks full consideration or treble damages, costs and attorneys’ fees.  The MDL Litigation also names as defendants a number of unaffiliated non-Debtor third parties (together with the MDL Debtors, the “Defendants”).

In July 2011, the MDL Court granted the Defendants’ motion for summary judgment and dismissed all claims against the MDL Debtors in the Natural Gas Litigation.  This decision was ultimately appealed to the Supreme Court, which, on April 21, 2015, affirmed the Ninth Circuit’s ruling that reversed the lower court’s decision and held that plaintiffs’ state antitrust law claims were not field-preempted by the federal Natural Gas Act and the Supremacy Clause of the United States Constitution.  The Supreme Court left open, however, whether the claims were preempted on the basis of conflict preemption and directed that the Natural Gas Litigation be remanded to the District Court for further proceedings.

On March 7, 2016, the putative class plaintiffs (the “Natural Gas Plaintiffs”) in the Natural Gas Litigation filed motions for class certification.  On June 24, 2016, Defendants filed their briefs in opposition to the class-certification motions.  On March 30, 2017, the District Court denied the Natural Gas Plaintiffs’ motions for class certification.  On April 13, 2017, the Natural Gas Plaintiffs’ petitioned the Ninth Circuit for interlocutory review of the District Court’s order denying class certification.  On June 13, 2017, the Ninth Circuit granted the petition and entered a briefing schedule with respect to the Natural Gas Appeal.

On June 14, 2017, the Debtors commenced the Chapter 11 Cases, resulting in a stay of all MDL Litigation against the MDL Debtors.  Between June 30, 2017, and July 12, 2017, the Natural Gas Plaintiffs filed three separate motions for relief from the automatic stay to proceed with the MDL Litigation [Docket Nos. 151, 165, 191].  The Natural Gas Plaintiffs and MDL Debtors thereafter negotiated an agreed order granting relief from the automatic stay solely to allow the adjudication of matters related to the claims and defenses set forth in the MDL Litigation (the “MDL Agreed Order”).  The MDL Agreed Order was entered by the Bankruptcy Court on July 26, 2017 [Docket No. 296].

The plaintiff (“Farmland”) in the Farmland Litigation filed its own ccase on November 14, 2003, in Kansas, which was transferred to the MDL Court in Nevada.  On November 16, 2016, the MDL Court entered a final judgment granting summary judgment in favor of all defendants, which Farmland appealed to the Ninth Circuit Court of Appeals.  The Farmland Litigation was not included in the MDL Agreed Order.  Thus, the Debtors separately negotiated an agreed order with Farmland lifting the automatic stay with respect to the Farmland Litigation (the “Farmland Agreed Order,” and together with the MDL Agreed Order, the “Agreed Orders”).  The Farmland Agreed Order was entered by the Bankruptcy Court on August 4, 2017 [Docket No. 458]

Although the Debtors negotiated the Agreed Orders granting, or proposing to grant, relief from the automatic stay with respect to the MDL Litigation, the Debtors dispute the allegations made in the MDL Litigation and reserve all rights with respect thereto.

H.                                   The Marketing Process Procedures.

In connection with the pursuit of a Third-Party Sale Transaction, on August 31, 2017, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Approving the Marketing Process Procedures, (II) Authorizing the Debtors to Pay the Fees and Expenses of the Noteholder Advisors, and (III) Granting Related Relief [Docket No. 686] (the “Marketing Procedures Motion”).  To help facilitate the marketing process, the Debtors are seeking approval of procedures, which are similar to those that would govern a traditional sale process outside the chapter 11 context, and approval of certain expenses to facilitate the marketing of the Debtors’ assets and/or equity interests.  The Debtors and their other stakeholders believe approval of the procedures set forth therein will provide transparency to creditors and the Court and will provide certainty to participants and the market as to the deadlines and requirements of the process.

Pursuant to the Marketing Procedures Motion, the marketing process contemplates a robust marketing of the Debtors’ assets and/or equity interests, whether through individual asset sales or through a sale of the whole company, in accordance with the following general timeline:

•                  Phase I Bid Deadline.  Bidders must submit an Indicative Bid (as defined below), in the form of an executed non-binding letter of intent, so that it is actually received by the Debtors’ Representatives (as defined in the Marketing Process Procedures) no later than 12:00 p.m. (prevailing Eastern Time) on October 6, 2017, unless otherwise extended by the Debtors.

•                  Final Bid Deadline.  Bidders must submit substantially final definitive documentation to the Debtors’ Representatives in early November at a date and time to be determined after the Phase I Bid Deadline by the Debtors in consultation with their advisors.

•                  Target Execution of Purchase and Sale Agreement(s).  The Debtors currently target November 8, 2017, as the date to enter into definitive documentation with respect to the consummation of any Transactions, unless otherwise extended by the Debtors.

The Debtors reserve their right to modify this timeline as necessary in their discretion and to maximize the value of their estates.

I.                                        The Cash Incentive Plan.

On August 31, 2017, the Debtors also filed with the Bankruptcy Court a motion seeking approval of a cash incentive plan designed to align the incentives of the Debtors’ independent insiders with those of the Debtors’ creditors and other stakeholders in connection with the restructuring and sale efforts (the “Cash Incentive Plan”).  The Cash Incentive Plan is supported by the GenOn Steering Committee and follows extensive negotiations with that constituency.  Additional information on the Cash Incentive Plan can be found in the Debtors’ Motion for Entry of an Order Authorizing and Approving the Debtors’ Cash Incentive Plan [Docket No. 687].

IX.                              PROJECTED FINANCIAL INFORMATION

Attached hereto as Exhibit D is a projected consolidated income statement, which includes consolidated, projected, unaudited, financial statement information of the Reorganized Debtors (collectively, the “Financial Projections”) for the period beginning 2018 and continuing through 2021.  The Financial Projections are based on an assumed Effective Date of December 31, 2017.  To the extent that the Effective Date occurs before or after December 31, 2017, recoveries on account of Allowed Claims could be impacted.

Creditors and other interested parties should see the below “Risk Factors” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

X.                                   RISK FACTORS

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES.  THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN.  EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.                                    Risks Related to the Restructuring.

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

1.                                      The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors.

If the Restructuring Transactions are not implemented, the Debtors will consider all other restructuring alternatives available at that time, which may include the filing of an alternative chapter 11 plan, conversion to chapter 7, commencement of section 363 sales of the Debtors’ assets, or any other transaction that would maximize the value of the Debtors’ estates.  Any alternative restructuring proposal may be on terms less favorable to Holders of Claims against and Interests in the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the confirmation of the Plan, or the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would also have other adverse effects on the Debtors.  For example, it would also adversely affect:

•                  the Debtors’ ability to raise additional capital;

•                  the Debtors’ liquidity;

•                  how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies; and

•                  the Debtors’ enterprise value.

2.                                      Certain Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

(a)                                 Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims, each encompassing Claims that are substantially similar to the other Claims in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(b)                                 The Conditions Precedent to Confirmation and the Effective Date of the Plan May Not Occur

As more fully set forth in Article X of the Plan, Confirmation and the Effective Date are subject to a number of conditions precedent.  If such conditions precedent are not met or waived, Confirmation and/or the Effective Date will not take place.

(c)                                  Failure to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan.  In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan.  There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

(d)                                 The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received.  Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan.  A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.

Confirmation of the Plan is also subject to certain conditions as described in Article X of the Plan.  If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan and the RSA, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation.  Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan.  Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

(e)                                  Nonconsensual Confirmation

In the event that any Impaired Class of Claims or Interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one Impaired Class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements, and the Debtors will request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the conclusion that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan with respect to Classes other than Classes 8 and 9 may result in, among other things, increased expenses relating to Accrued Professional Compensation Claims.

(f)                                   The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(g)                                 Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

(h)                                 Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies could affect solutions available to Holders of Allowed Claims under the Plan but may not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement.  Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

(i)                                    Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations. However, all of the releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved.

The U.S. Trustee asserts that creditors in the Plan’s unimpaired classes—specifically, the Class 6 General Unsecured Claims—are not actually unimpaired if such creditors must release claims against third parties under the Plan, and therefore such creditors must be allowed to vote on the third-party release under the Plan.  In support of its position, the U.S. Trustee cites to In re Chassix Holdings, Inc., 533 B.R. 64 (Bankr. S.D.N.Y. 2015).  The Debtors disagree.  Under section 1124(a) of the Bankruptcy Code, impairment is a claim-specific issue, not a creditor-specific issue.  See 11 U.S.C. § 1124(a) (stating that a class of claims is unimpaired where the plan “leaves unaltered the legal, equitable, and contractual rights to which such claim . . . entitles the holder of such claim . . . .”) (emphasis added).  Further, here the Debtors are not requiring creditors to release a claim against third parties as a condition to payment under the Plan, and the consensual releases under the Plan are consistent with those releases routinely approved in this jurisdiction.   See, e.g., In re Ultra Petroleum Corp., No. 16-32202 (Bankr. S.D. Tex. Mar. 14, 2017) [Docket No. 1324] (confirming plan in which “releasing parties” included holders of Claims who abstain from voting on the plan and who do not opt out of the releases provided therein);  In re Linn Energy, No. 16-60040 (Bankr. S.D. Tex. Jan. 27, 2017) [Docket No. 1629] (same); In re SandRidge Energy, Inc., No. 16-32488 (Bankr. S.D. Tex. Sept. 20, 2016) (same); In re Southcross Holdings, LP, No. 16-20111 (Bankr. S.D. Tex. April 11, 2016), Confirmation Hr’g Tr. at 42 [Docket No. 191] (debtors correctly characterized that release was consensual since the debtors provided extensive notice of the plan and confirmation hearing and no party specifically objected to the plan’s release provisions).  The Debtors are prepared to address this argument when they seek approval of the Plan at the Confirmation Hearing, but there can be no assurance that the Bankruptcy Court will agree with the Debtors’ position.

3.                                      The RSA May Be Terminated.

As more fully set forth in Section 11 of the RSA, the RSA may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and the breaches by the Debtors, NRG, and/or the Consenting Noteholders of their respective obligations under the RSA.  For example, the RSA is subject to termination by the Consenting Noteholders if the Effective Date has not occurred on or before the date that is fifteen calendar days after entry of the confirmation order by the Bankruptcy Court.  In the event that the RSA is terminated, the Debtors may seek a non-consensual restructuring alternative, including a potential liquidation of their assets.

4.                                      The Owner Lessor Plaintiffs’ Claims May Not Be Resolved in an Acceptable Manner and/or Render the Plan Unconfirmable.

The Owner Lessor Plaintiffs take the position that if they prevail in the Estimation Proceeding or at the Confirmation Hearing, the Plan may not be confirmable.  The Debtors do not agree with the Owner Lessor Plaintiffs’ legal position and reserve their rights with respect thereto.  Further, the Confirmation and effectiveness of the Plan is conditioned, among other things, upon a resolution of all Claims related to or arising from the GenMa Cash Distribution (collectively, the “GenMA Cash Distribution Claims”) in a manner acceptable to the GenOn Steering Committee and the GAG Steering Committee.  The Debtors cannot guarantee that the Estimation Proceeding or the GenMA Cash Distribution Claims will be resolved in a manner that (i) permits the Plan to be confirmed and/or (ii) is acceptable to the GenOn Steering Committee and/or the GAG Steering Committee.

5.                                      Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the amount of the Debtors’ cash interest expense and improve the Debtors’ liquidity and financial and operational flexibility to generate long-term growth.  Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’

industry, and changes in commodity prices.  As a result of these risks and others, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

6.                                      Risks Related to the New Common Stock.

The following are some of the risks that apply to Holders of Claims against the Debtors who become Holders of the New Common Stock pursuant to the Plan.  There are additional risk factors attendant to ownership of the New Common Stock that Holders of Claims against the Debtors should consider before deciding to vote to accept or reject the Plan.

(a)                                 The Estimated Value of the New Common Stock in Connection with the Plan May Differ from the Actual Value of the New Common Stock.

The estimated value of the New Common Stock for purposes of estimating recovery percentages under the Plan is based on the Valuation Analysis, attached hereto as Exhibit E, which represents a valuation of the Reorganized Debtors and assumes that, among other things, such Reorganized Debtors continue as an operating business.  The Valuation Analysis does not purport to constitute an appraisal of the Reorganized Debtors or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors or their assets, which may be materially different than the estimate set forth in the Valuation Analysis.  Accordingly, the estimated value of the New Common Stock does not necessarily reflect the actual market value of the New Common Stock that might be realized after Confirmation and Consummation of the Plan, which may be materially lower than the estimated valuation of the New Common Stock as set forth in this Disclosure Statement and the exhibits hereto.  Accordingly, such estimated value is not necessarily indicative of the prices at which the New Common Stock may trade after giving effect to the transactions set forth in the Plan.

(b)                                 An Active Trading Market May Not Develop for the New Common Stock.

The New Common Stock is a new issue of securities and, accordingly, there is currently no established public trading market for the New Common Stock.  The Debtors do not currently intend to apply to list the New Common Stock on any national securities exchange and, as such, there can be no assurance that an active trading market for the New Common Stock will develop.  If there is no active trading market in the New Common Stock, the market price and liquidity of the New Common Stock may be adversely affected.  If a trading market does not develop or is not maintained, holders of New Common Stock may experience difficulty in reselling such securities at an acceptable price or may be unable to sell them at all.  Even if a trading market were to exist, such market could have limited liquidity and the New Common Stock could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending upon many factors, including, without limitation, markets for similar securities, industry conditions, financial performance, prevailing interest rates, conditions in financial markets, or prospects and investor expectations thereof.  As a result, there may be limited liquidity in any trading market that does develop for the New Common Stock.  Finally, the New Organizational Documents may also contain restrictions on the transferability of the New Common Stock (such as rights of first refusal/offer, tag-along rights, and/or drag-along rights, among others), which may adversely affect the liquidity in the trading market for the New Common Stock.

(c)                                  The Trading Prices for the New Common Stock May Be Depressed Following the Effective Date.

Following the Effective Date, recipients of the New Common Stock under the Plan may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities.  Further, the possibility that recipients of New Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New Common Stock.

(d)                                 A Small Number of Holders or Voting Blocks May Control the Reorganized Debtors.

Consummation of the Plan may result in a small number of holders owning a significant percentage of the outstanding the New Common Stock in the Reorganized Debtors.  These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors or managers and approve significant mergers and other material corporate transactions.

(e)                                  Any Issuance of New Common Stock under a Management Incentive Plan will Dilute the New Common Stock.

On or after the Effective Date, the Reorganized Debtors may adopt and implement a Management Incentive Plan (including through the issuance of New Common Stock) for certain of the Debtors’ directors, officers, and employees.  If the Reorganized Debtors distribute such equity-based awards to management pursuant to a Management Incentive Plan, it is contemplated that such distributions will dilute the New Common Stock issued on account of Claims under the Plan and the ownership percentage represented by the New Common Stock distributed under the Plan.

(f)                                   The New Common Stock is an Equity Interest and Therefore Subordinated to the Indebtedness of the Reorganized Debtors.

In any liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank junior to all debt claims against the Reorganized Debtors.  As a result, holders of New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all of their obligations to their debt holders have been satisfied.

(g)                                 Certain Holders of New Common Stock May Be Restricted in Their Ability to Transfer or Sell Their Securities.

To the extent that the New Common Stock is issued under the Plan pursuant to section 1145(a) of the Bankruptcy Code (and not in connection with any Third-Party Sale Transactions), it may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities.  Resales by Persons who receive New Common Stock pursuant to the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Such Persons would only be permitted to sell such securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or another applicable exemption.

(h)                                 The Payment of Dividends, If Any, With Respect to the New Common Stock Will Be at the Discretion of the Boards of Directors or Managers of the Reorganized Debtors.

Any future determination by the Reorganized Debtors to pay dividends with respect to any of the New Common Stock will be at the discretion of the board of directors or managers of the Reorganized Debtors and will be dependent on then-existing conditions, including the financial condition, results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors or managers of the Reorganized Debtors considers relevant.  As a result, the trading price of the New Common Stock could be materially and adversely affected.

(i)                                    The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against or Interests in the Debtors.

The Debtors have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration under the Plan.

(j)                                    The Terms of the New Common Stock Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the New Common Stock have not been finalized and are subject to change based on negotiations between the Debtors and the Consenting Noteholders.  Holders of Claims or Interests that are not the Consenting Noteholders will not participate in these negotiations and the results of such negotiations may alter the terms of the

New Common Stock in a material manner.  As a result, the final terms of the New Common Stock may be less favorable to Holders of Claims or Interests than as described herein and in the Plan.

(k)                                 The Terms of the New Exit Financing Documents Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the New Exit Financing Documents have not been finalized and are subject to change based on negotiations between the Debtors, the Lender Parties, and the Consenting Noteholders.  Holders of Claims or Interests that are not the Consenting Noteholders will not participate in these negotiations and the results of such negotiations may affect the rights of the holders of the New Common Stock following the Effective Date.  As a result, the final terms of the New Exit Financing Documents may be less favorable to Holders of Claims or Interests than as described herein and in the Plan.

7.                                      Risks Related to the Exit Financing and the New Subordinated Notes.

(a)                                 The New Exit Financing Documents and/or the New Subordinated Notes Documents May Contain Certain Restrictions and Limitations That Could Significantly Affect the Reorganized Debtors’ Ability to Operate Their Businesses and Significantly Affect Their Liquidity.

The New Exit Financing Documents and/or the New Subordinated Notes Documents may contain covenants that could limit or adversely affect the Reorganized Debtors’ ability to operate their businesses, as well as affect their liquidity, and therefore could adversely affect the Reorganized Debtors’ results of operations.

The breach of any covenants or obligations in the New Exit Financing Documents and/or the New Subordinated Notes Documents not otherwise waived or amended could result in a default under the New Exit Financing Documents and/or the New Subordinated Notes Documents and could trigger acceleration of obligations thereunder. Any default under the New Exit Financing Documents and/or the New Subordinated Notes Documents could adversely affect the Reorganized Debtors’ growth, financial condition, results of operations, and ability to make payments on debt.

(b)                                 The Reorganized Debtors’ Substantial Debt Obligations Could Adversely Affect Their Financial Condition and Prevent Them From Fulfilling Their Obligations Under the New Senior Secured Notes Documents and/or the New Subordinated Notes Documents and Prevent Them from Capitalizing on Business Opportunities.

At emergence, the Debtors on a consolidated basis may have substantial indebtedness, consisting of the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any.  This indebtedness may require significant interest and principal payments. Subject to the limits contained in the New Exit Financing Documents, the Debtors may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, and/or for other purposes.  If the Debtors do so, the risks related to their high level of debt could intensify.  The Debtors’ high level of debt obligations could have important consequences to the Exit Financing Parties, including the following:

•                  making it more difficult for the Reorganized Debtors to satisfy their obligations with respect to the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any, and their other debt;

•                  limiting the Reorganized Debtors’ ability to obtain additional financing for working capital, capital expenditures, acquisitions, and general corporate purposes;

•                  requiring a substantial portion of the Reorganized Debtors’ cash flows to be dedicated to debt service payments and lease obligations instead of other purposes;

•                  increasing the Reorganized Debtors’ vulnerability to general adverse regulatory, economic, and industry conditions;

•                  limiting the Reorganized Debtors’ flexibility in planning for and reacting to changes in the industry in which they compete;

•                  placing the Reorganized Debtors at a disadvantage compared to other, less leveraged competitors; and

•                  increasing their cost of borrowing.

(c)                                  Despite Current Indebtedness Levels, the Reorganized Debtors May Still Be Able To Incur Substantially More Debt.

The Debtors may be able to incur substantial additional indebtedness in the future.  Although the terms of the New Exit Financing Documents or the New Subordinated Notes Documents may limit the Debtors’ ability to incur additional indebtedness in many respects, the terms of the New Exit Financing Documents and the New Subordinated Notes Documents may nonetheless permit them to incur significant additional indebtedness.  In addition, it is anticipated that none of the New Exit Financing Documents or New Subordinated Notes Documents will prevent the Debtors from incurring obligations that do not constitute indebtedness as defined in those documents. If new debt is incurred by the Debtors, the related risks that they now face could intensify.

(d)                                 The Reorganized Debtors May Not Be Able to Generate or Receive Sufficient Cash to Service Their Debt and May Be Forced to Take Other Actions to Satisfy their Obligations, Which May Not Be Successful.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the Exit Financing.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the Exit Financing.  These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

(e)                                  The Reorganized Debtors’ Failure To Comply With the Agreements Relating to Their Outstanding Indebtedness Could Result in Events of Default.

If there were an event of default under any of the agreements relating to the Reorganized Debtors’ outstanding indebtedness, the holders of the defaulted debt may be able to cause all amounts outstanding with respect to that debt to be due and payable immediately.  It is anticipated that, upon acceleration of the Reorganized Debtors’ other indebtedness, the Exit Financing Parties could declare all amounts outstanding under the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any, immediately due and payable.  The Debtors cannot assure you that their assets or cash flow would be sufficient to fully repay borrowings under their outstanding debt instruments if accelerated upon an event of default.  Further, if the Reorganized Debtors are unable to repay, refinance, or restructure their indebtedness under their secured debt, the holders of such debt could proceed against the collateral securing that indebtedness.  In addition, any event of default or declaration of acceleration under one debt instrument may also result in an event of default under one or more of the Reorganized Debtors’ other debt instruments.

(f)                                   There Is No Established Market for the New Senior Secured Notes or the New Subordinated Notes.

The New Senior Secured Notes and the New Subordinated Notes, if any, will be a new issue of securities and there is no established trading market for such notes. The Debtors do not intend to apply for the New Senior Secured Notes or the New Subordinated Notes, if any, to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.  You may not be able to sell your New Senior Secured Notes or New Subordinated Notes, if any, at a particular time or at favorable prices.  As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New Senior Secured Notes or New Subordinated Notes, if any.  Accordingly, you may be required to bear the financial risk of your ownership of the New Senior Secured Notes and/or New Subordinated Notes, if any.  If a trading market were to develop, future trading prices of the New Senior Secured Notes and/or the New Subordinated Notes, if any, may be volatile and will depend on many factors, including:

•                  the Debtors’ operating performance and financial condition;

•                  the interest of securities dealers in making a market for them; and

•                  the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Senior Secured Notes and the New Subordinated Notes, if any.  The markets for the New Senior Secured Notes and the New Subordinated Notes, if any, may be subject to similar disruptions that could adversely affect their value. Additionally, the Debtors cannot assure you that the New Senior Secured Notes or the New Subordinated Notes, if any, will be rated in the future by any ratings agency.

(g)                                 The Lien Ranking Provisions of any Intercreditor Agreement or Collateral Trust Agreement May Limit the Ability of the Exit Financing Parties to Exercise Rights and Remedies with Respect to the Collateral Securing the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any.

For so long as any first-priority lien obligations remain outstanding (with certain customary exceptions), the holders of first-priority lien obligations will control substantially all matters related to any collateral securing such first-priority lien obligations.

The collateral agent will act in accordance with the terms of any intercreditor agreement or collateral trust agreement, if any, including any lien ranking provisions contained therein, with respect to all collateral, if any, held by it on behalf of the holders of the first-priority lien obligations and holders of second-priority lien obligations.

Pursuant to the terms of any intercreditor agreement or collateral trust agreement, the holders of the first-priority lien obligations may, under most circumstances, cause the collateral agent under the New Exit Credit Facility, the New Senior Secured Notes and/or New Subordinated Notes, if any, to take actions with respect to the collateral with which Exit Financing Parties may disagree or that may be contrary to the interests of the Exit Financing Parties.

Additionally, any intercreditor agreement or collateral trust agreement may contain provisions that restrict the collateral agent on behalf of the Exit Financing Parties from objecting to a number of important matters involving any collateral. In addition, any intercreditor agreement, collateral trust agreement and security documents may generally provide that, so long as any first priority lien obligations remain outstanding (with certain customary exceptions), the holders of the first-priority lien obligations may amend or supplement the security documents without the consent of the Exit Financing Parties, provided that any such amendment or supplement does not reduce, impair, or adversely affect the rights of the Exit Financing Parties and not the other secured creditors in a like or similar manner.

(h)                                 The Collateral Securing the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if Any, is Subject to Casualty Risks.

The New Exit Financing Documents and the New Subordinated Notes Documents may require the Reorganized Debtors and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar businesses operating in the same or similar locations as the Debtors.  There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part.  As a result, the Debtors cannot assure you that the insurance proceeds will compensate the Reorganized Debtors fully for their losses.  If there is a total or partial loss of any collateral securing the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any, the Debtors cannot be sure that any insurance proceeds received by them will be sufficient to satisfy their obligations, including the New Exit Credit Facility, the New Senior Secured Notes and/or the New Subordinated Notes, if any.

(i)                                    Holders of the New Senior Secured Notes and the New Subordinated Notes, if Any, Will Be Restricted in Their Ability to Transfer or Sell Their Securities.

The issuance of the New Senior Secured Notes and the New Subordinated Notes, if any, shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption from registration requirements as may be available.  Any such notes issued pursuant to Section 4(a)(2) of the Securities Act will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

(j)                                    The Terms of the Exit Financing Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the Exit Financing have not been finalized and are subject to change based on negotiations between the Debtors, the Exit Financing Parties and/or the Consenting Noteholders.  Holders of Claims or Interests that are not the Consenting Noteholders will not participate in these negotiations and the results of such negotiations may alter the terms of the Exit Financing in a material manner.  As a result, the final terms of the Exit Financing may be less favorable to Holders of Claims or Interests than as described herein and in the Plan.

(k)                                 A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Refinance Their Debt.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable.  Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

(l)                                    Holders of New Subordinated Notes May be Required to Recognize Taxable Income for U.S. Federal Income Tax Purposes, Even if No Cash Payments are Made to Such Holders.

The New Subordinated Notes may be issued with “original issue discount” for U.S. federal income tax purposes.  In addition, there is a possibility that the New Subordinated Notes will be subject to the “contingent payment debt instrument” rules.  As a result, U.S. Holders may be subject to current U.S. federal income taxation, even if cash payments are not made in respect of any New Subordinated Note.

8.                                      Necessary Governmental Approvals May Not Be Granted.

Consummation of the Restructuring Transactions depends upon the approval of FERC, approval by the United States Department of Justice under the HSR Act, and any other approvals required by a Governmental Unit.

Failure by any Governmental Unit to grant a necessary approval could prevent consummation of the Restructuring Transactions and Confirmation of the Plan.

B.                                    Risks Related to Recoveries Under the Plan.

1.                                      The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations.

The Financial Projections represent management’s best estimate of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular.  There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections.  To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs, all of which may negatively affect the value of the New Senior Secured Notes and the New Subordinated Notes, if any, and the New Common Stock.  Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Debtors to seek additional working capital.  The Reorganized Debtors may be unable to obtain such working capital when it is required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms.  For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors, and also have a negative effect on the value of the New Common Stock.  In addition, if any such required capital is obtained in the form of equity, the New Common Stock to be issued to Holders of Allowed Class 4 Claims under the Plan could be diluted.

2.                                      Estimated Valuations of the Debtors, the New Common Stock, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ securities.  The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including:  (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions. In addition, there can be no guarantee that the Reorganized Debtors will have adequate liquidity to fund the New Organizational Documents.

3.                                      Holders of Claims or Interests That Acquire the New Common Stock Will Assert Significant Control Over the Reorganized Debtors.

Upon Consummation of the Plan, Holders of Class 4 Claims will become Holders of the New Common Stock pursuant to the Plan and will hold substantially all common stock in Reorganized GenOn.  As a result, following Consummation, Holders of Allowed Class 4 Claims will exercise substantial influence over the Reorganized Debtors and their affairs.

4.                                      The Tax Implications of the Debtors’ Bankruptcy and Reorganization Are Highly Complex.

Holders of Allowed Claims and Allowed Interests should carefully review Section IX of this Disclosure Statement, entitled “Certain U.S. Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

5.                                      The NRG Settlement May Not Be Consummated.

The Plan is premised on the consensual resolution by the Debtors, NRG, and the Noteholder Committee of the Settled Claims.  If the NRG Settlement is not consummated, NRG will not contribute the NRG Settlement Payment to GenOn necessary to fund certain recoveries under the Plan.  In such event, recoveries to creditors under the Plan could be materially reduced.

C.                                    Risks Related to the Business Operations of the Debtors and Reorganized Debtors.

1.                                      The Debtors Are Subject to the Risks and Uncertainties Associated with Any Chapter 11 Restructuring.

For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy.  These risks include, among other things:

•                  the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to pleadings filed in the Chapter 11 Cases from time to time;

•                  the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to Consummate, the Plan to emerge from bankruptcy;

•                  the occurrence of any event, change, or other circumstance that could give rise to the termination of the RSA;

•                  the Debtors’ ability to obtain and maintain normal trade terms with service providers and maintain contracts that are critical to their operations;

•                  the Debtors’ ability to attract, motivate, and retain key employees;

•                  the Debtors’ ability to attract and retain customers; and

•                  the Debtors’ ability to fund and execute their business plan.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Plan.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways.  For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with their customers, as well as their suppliers and employees, which, in turn, could adversely affect the Debtors’ operations and financial condition.  Also, pursuant to the Bankruptcy Code, the Debtors need Bankruptcy Court approval for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities.  Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate effect that events occurring during the Chapter 11 Cases will have on their businesses, financial condition, and results of operations.

As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty.  While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities.  Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements.  The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of Confirmation.

2.                                      Potential for the Loss of Key Members of the Executive Management Team.

If the Debtors were to lose key members of their senior management team on account of the Chapter 11 Cases or otherwise, the Debtors’ business, financial condition, liquidity, and results of operations could be adversely affected.

3.                                      If the Debtors Do Not Obtain Additional Capital to Fund Their Operations and Obligations, the Debtors’ Growth May Be Limited.

The Debtors may require additional capital to fund their operations and obligations, which will depend on several factors, including:

•                  the Debtors’ ability to enter into new customer agreements or to extend the duration of the Debtors’ existing agreements, and the terms of such agreements;

•                  the success rate of the Debtors’ sales efforts;

•                  costs of recruiting and retaining qualified personnel;

•                  expenditures and investments to implement the Debtors’ business strategy;

•                  the Debtors’ ability to enter into sale-leaseback transactions; and

•                  the identification and successful completion of acquisitions.

If the Debtors cannot raise additional capital, the Debtors may be required to curtail internal growth initiatives and/or forgo the pursuit of acquisitions.  The Debtors do not know whether additional financing will be available on commercially acceptable terms, if at all, when needed.  If sufficient funding is not available or is not available on commercially acceptable terms, the Debtors’ ability to fund their operations, support the growth of their business, or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect the Debtors’ business, financial condition, or results of operations.

4.                                      Project Performance Issues and Delayed Customer Payments May Result in Additional Costs to the Debtors, Reductions in Revenues, or the Payment of Liquidated Damages.

The Debtors may encounter difficulties as a result of delays in materials provided by the customer or a third-party, delays, or difficulties in equipment and material delivery, schedule changes, delays from the Debtors’ customer’s failure to timely obtain permits or rights-of-way or meet other regulatory requirements, weather-related delays, and other factors, some of which are beyond the Debtors’ control, that impact the Debtors’ ability to complete a project in accordance with the original delivery schedule.  Further, the Debtors contract with third-party subcontractors to assist them with the completion of contracts, and such subcontractors may be unavailable or delayed in performing services for the Debtors or other parties.  Any delay or failure by these third-parties in the completion of their portion of the project may result in delays in the overall progress of the project or may cause the Debtors to incur additional costs, or both.  If the Debtors’ subcontractors fail to satisfy their obligations to the Debtors or other parties, the Debtors may be unable to maintain these customer relationships or may be required to expend significant additional costs.  Delays and additional costs may be substantial and, in some cases, the Debtors may be required to compensate the customer for such delays.

Similarly, delays in customer payments may require the Debtors to make working capital investments or obtain other financing.  Delays may also disrupt the final completion of the Debtors’ contracts as well as the corresponding recognition of revenues and expenses therefrom.  In certain circumstances, the Debtors guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels.  Failure to meet any of these schedules or performance requirements could also result in additional costs or penalties, including liquidated damages, and such amounts could exceed expected project profit.  In extreme cases, the above-mentioned factors could result in project cancellations and lost earnings.  In addition, such delays or cancellations may impact the Debtors’ reputation or relationships with customers, adversely affecting the Debtors’ ability to secure new contracts.

5.                                      Power Generating Industry Hazards Risks.

The Debtors’ power generation operations involve hazardous activities, including acquiring, transporting, and unloading fuel, operating large pieces of high-speed rotating equipment and delivering electricity to transmission and distribution systems.  In addition to natural risks (such as earthquake, flood, storm surge, lightning, hurricane, tornado, and wind), hazards (such as fire, explosion, collapse, and machinery failure) are inherent risks in the Debtors’ operations.  These hazards can cause significant injury to personnel or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations.  The occurrence of any one of these events may result in one or more of the Debtors being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury, and fines and/or penalties.

6.                                      Cyber-Attack Risks.

As power generators, the Debtors face heightened risk of terrorism, including cyber terrorism, either by a direct act against one or more of their generating facilities or an act against the transmission and distribution infrastructure that is used to transport power.  Although the entire industry is exposed to these risks, our generating facilities and the transmission and distribution infrastructure located in the PJM market are particularly at risk because of the proximity to major population centers, including governmental and commerce centers.

The Debtors rely on information technology networks and systems to operate their generating facilities, engage in asset management activities, and process, transmit, and score electronic information.  Security breaches of this information technology infrastructure, particularly through cyber-attacks and cyber terrorism, including by computer hackers, foreign governments, and cyber terrorists, could lead to system disruptions, generating facility shutdowns or unauthorized disclosure of confidential information related to the Debtors’ employees, vendors, and counterparties.  Confidential information includes banking, vendor, counterparty, and personal identity information.

Systematic damage to one or more of the Debtors’ generating facilities and/or to transmission and distribution infrastructure could result in the inability to operate in one or all of the markets the Debtors serve for an extended period of time.  If the Debtors’ generating facilities are shut down, the Debtors would be unable to fulfill obligations under various energy and/or capacity arrangements, resulting in lost revenues and potential fines, penalties, and other liabilities.  The cost to restore the Debtors’ generating facilities after such an occurrence could be material.

7.                                      Employee and Labor Risks.

Given the nature of the highly specialized work the Debtors perform, many of the Debtors’ employees are trained in and possess specialized technical skills.  At times of low unemployment rates of skilled laborers in the areas the Debtors serve, it can be difficult for the Debtors to find qualified and affordable personnel.  The Debtors may be unable to hire and retain a sufficient skilled labor force necessary to support the Debtors’ operating requirements and growth strategy.  The Debtors’ labor expenses may increase as a result of a shortage in the supply of skilled personnel.  Additionally, the Debtors may also be forced to incur significant training expenses if they are unable to hire employees with the requisite skills.  Accordingly, labor shortages or increased labor or training costs could materially adversely affect the Debtors’ business, financial condition, or results of operations.

Further, approximately 65% of the Debtors’ employees are represented by a union and covered under collective bargaining agreements, which are subject to periodic negotiation and renewal.  Failure to reach agreement with any of these unions in the future negotiations regarding the terms of their collective bargaining agreements or certain other labor disputes may result in a labor strike, work stoppage or slowdown.  A strike, work stoppage or slowdown by, or other significant labor dispute with, the Debtors’ employees could result in a significant disruption to the Debtors’ operations or higher ongoing labor costs.  In addition, the Debtors’ ability to make adjustments to control compensation and benefits costs, or otherwise adapt to changing business needs, may be limited by the terms and duration of their collective bargaining agreements.

Certain of the Debtors’ project sites can also place the Debtors’ employees and others in difficult or dangerous environments, including difficult and hard to reach terrain or locations high above the ground or near large or complex equipment, moving vehicles, high voltage, or dangerous processes.  If the Debtors fail to implement appropriate safety procedures or if the Debtors’ procedures fail, the Debtors’ employees, subcontractors and others may suffer injuries.  The failure to comply with such procedures or applicable regulations, including those established by the Occupational Safety and Health Administration, could subject the Debtors to losses and liability and adversely impact the Debtors’ ability to obtain projects in the future.

8.                                      Pension Plan and Other Benefit Plan Risks.

In connection with the reorganization, the Debtors will establish new defined benefit pension plans for the benefit of certain active employees of the Debtors, which plans will provide for benefits that will be accrued after the Effective Date.  The liabilities and costs associated with these plans may be materially affected by the discount rate used to measure pension obligations, the longevity and actuarial profile of the Debtors’ workforce, the level of plan assets available to fund those obligations and the actual and expected long-term rate of return on plan assets.  Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change in the expected rate of return on plan assets.  In addition, any changes in the discount rate could result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of the pension plans as well as the pension cost in future years.

The Debtors will also provide health care and life insurance benefits to certain of their current employees and their dependents in the United States upon the retirement of such employees.  Costs of these other post-employment benefit plans are dependent upon numerous factors, assumptions, and estimates.

9.                                      Competitive Technology Risks.

The Debtors generate electricity using fossil fuels at large central facilities.  This method results in economies of scale and lower costs than newer technologies such as fuel cells, battery storage, microturbines, windmills, and photovoltaic solar cells.  It is possible that advances in such competitive technologies, or governmental incentives for renewable energies, will reduce their costs to levels that are equal to or below that of most central station electricity production, and could make the Debtors less competitive in the energy market.

10.                               Volatile Energy Prices.

Because the Debtors largely sell electric energy, capacity, and ancillary services into the wholesale energy spot market or into other power markets on a term basis, it is not guaranteed any rate of return on its capital investments.  Rather, its financial condition, results of operations and cash flows will depend, in large part, upon prevailing market prices for power and the fuel to generate such power.  Wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.  Such factors that may materially impact the power markets and the Company’s financial results include:

•                  economic conditions;

•                  the existence and effectiveness of demand-side management;

•                  conservation efforts and the extent to which they impact electricity demand;

•                  regulatory constraints on pricing (current or future) or the functioning of the energy trading markets and energy trading generally;

•                  the proliferation of advanced shale gas drilling increasing domestic natural gas supplies;

•                  fuel price volatility; and

•                  increased competition or price pressure driven by generation from renewable sources.

Given the volatility of commodity power prices, to the extent the Reorganized Debtors do not secure long-term power sales agreements for the output of its power generation facilities, revenues and profitability will be subject to increased volatility, and the Reorganized Debtors’ financial condition, results of operations and cash flows could be materially adversely affected.  Further, declines in the market prices of natural gas and wholesale electricity have reduced the outlook for cash flow that can be expected to be generated by the Reorganized Debtor in the next several years.

11.                               Regulatory Risks.

The Reorganized Debtors’ business is subject to extensive energy and environmental regulation, with respect to, among other things, air quality, water quality, and waste disposal, by federal, state and local authorities.  The Reorganized Debtors will be required to comply with numerous laws and regulations and to obtain numerous governmental permits for the operation or ownership of its facilities, as the case may be.  Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility.  The Reorganized Debtors cannot provide assurance that they will be able to obtain and comply with all necessary licenses, permits and approvals for its facilities.  If there is a delay in obtaining required approvals or permits, or if the Reorganized Debtors fails to obtain and comply with such permits, the operation of its facilities may be interrupted or subject the Reorganized Debtors to civil or criminal liability, the imposition of liens or fines, or actions by regulatory agencies seeking to curtail the Reorganized Debtors’ operations.  The Reorganized Debtors may also be exposed to risks arising from past, current or future contamination at their facilities.  Additionally, the Reorganized Debtors cannot assure that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to them or their facilities, or that future changes in laws and regulations will not have a material effect on their business.

Federal laws and regulations govern, among other things, transactions by and with wholesale sellers and purchasers of power, including utility companies, the development and construction of generation facilities, the ownership and operation of generation facilities, and access to transmission.  Generation facilities are also subject to federal, state and local laws and regulations that govern, among other things, the geographical location, zoning, land use, and operation of a project.  The Reorganized Debtors believe that they will have obtained all material energy-related federal, state and local permits and approvals currently required to operate their facilities.  However, although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations, a change in the Reorganized Debtors’ customers or for other reasons.  FERC may impose various forms of market mitigation measures, including price caps and operating restrictions, where it determines that potential market power may exist and mitigation is required.  FERC also may impose penalties, costs, fines and/or refund obligations arising from past, current or future FERC jurisdictional activities and sales.

Regional transmission organizations and independent system operators may impose bidding and scheduling rules, both to curb the potential exercise of market power and to facilitate market functions. Such actions may materially affect the Reorganized Debtor’s results of operations.  The facilities are also subject to mandatory reliability standards promulgated by the North American Electric Reliability Corporation, compliance with which can increase the facilities’ operating costs or capital expenditures.  This extensive governmental regulation creates significant risks and uncertainties for the Reorganized Debtors’ business.  Additionally, the Reorganized Debtors cannot assure that they will be able to obtain all required regulatory approvals that it does not yet have or that it may require in the future, or that it will be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. I f there is a delay in obtaining any required regulatory approvals or if the Reorganized Debtors fail to obtain and comply with any required regulatory approvals, the operation of their facilities or the sale of electricity to third parties could be prevented or subject to additional costs.

The Reorganized Debtors are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, which are constantly changing.  The Reorganized Debtors may incur significant additional costs to comply with new requirements.  If the Reorganized Debtors fail to comply with existing or new requirements, they could be subject to civil or criminal liability and the imposition of liens or penalties.  The Reorganized Debtors cannot assure that they will, at all times, be in compliance with all applicable health and safety laws and regulations or that steps to bring their facilities into compliance would not materially and adversely affect its ability to service debt obligations on the Exit Financing.

The operation of any coal-fired power generation facility represents a degree of danger for its employees and the general public, should they come in contact with power lines or electrical equipment. Injuries caused by such contact can subject the Reorganized Debtors to liability that, despite the existence of insurance coverage, can be significant.  Such liabilities could be significant but are very difficult to predict.  The range of possible liabilities includes amounts that could adversely affect the Reorganized Debtors’ liquidity and results of operations.

The Reorganized Debtors will need to devote significant resources to environmental monitoring, emissions control equipment and emission allowances to comply with environmental regulatory requirements. The adoption of additional laws and regulations regarding CO2 (carbon dioxide) emissions could adversely affect coal-fired power plants. Other environmental laws, particularly with respect to air emissions, disposal of ash, wastewater discharge and cooling water systems, are also generally becoming more stringent. The impact of these and other future regulations is not currently known. If the Reorganized Debtors cannot comply with all applicable regulations, it could be required to retire or suspend operations at their facilities, or restrict or modify the operations of their facilities, and their business, results of operations and financial condition could be adversely affected.

D.                                    Miscellaneous Risk Factors and Disclaimers.

1.                                      The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to the Disclosure Statement) is without inaccuracies.

2.                                      No Legal or Tax Advice Is Provided By This Disclosure Statement.

This Disclosure Statement is not legal advice to any person or Entity.  The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim or Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.                                      No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.                                      Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement.  The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.                                      Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to the Disclosure Statement.

6.                                      No Representations Outside This Disclosure Statement Are Authorized.

NO REPRESENTATIONS CONCERNING OR RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, OR THE PLAN ARE AUTHORIZED BY THE BANKRUPTCY COURT OR THE BANKRUPTCY CODE, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.  ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE VOTING HOLDERS’ ACCEPTANCE OR REJECTION OF THE PLAN THAT ARE OTHER THAN AS CONTAINED IN, OR INCLUDED WITH, THIS DISCLOSURE STATEMENT, SHOULD NOT BE RELIED UPON BY VOTING HOLDERS IN ARRIVING AT THEIR DECISION.  VOTING HOLDERS SHOULD PROMPTLY REPORT

UNAUTHORIZED REPRESENTATIONS OR INDUCEMENTS TO COUNSEL TO THE DEBTORS AND THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF TEXAS.

XI.                              SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.  The procedures and instructions for voting and related deadlines are set forth in the Disclosure Statement Order(6) attached hereto as Exhibit G.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.
PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.                                    Holders of Claims Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all Holders of Claims against a Debtor are entitled to vote on a chapter 11 plan.  The table in Article IV.C of this Disclosure Statement provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims in Classes 4 and 5 (collectively, the “Voting Classes”).  The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan.  Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims and Interests in Classes 1, 2, 3, 6, 7, 8 or 9.  Additionally, the Disclosure Statement Order provides that certain Holders of Claims in the Voting Classes, such as those Holders whose Claims have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.                                    Voting Record Date.

The Voting Record Date is [October 2], 2017.  The Voting Record Date is the date on which it will be determined which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

C.                                    Voting Deadline.

The Voting Deadline is [November 6], 2017, at 4:00 p.m. (prevailing Central Time).  In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed, and delivered in accordance with the instructions on your ballot so that the ballots are actually received by the Debtors’ solicitation agent (the “Solicitation Agent”) on or before the Voting Deadline.

D.                                    Solicitation Procedures.

1.                                      Solicitation Agent.

The Debtors have retained Epiq Bankruptcy Solutions, LLC, to act, among other things, as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.  The Solicitation Agent will process and

(6)                                 Capitalized terms used but not otherwise defined in this Article XI of the Disclosure Statement have the meaning ascribed to such terms in the Disclosure Statement Order.

tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

2.                                      Claim Holder Solicitation Package.

The following materials constitute the solicitation package (the “Solicitation Package”) distributed to Holders of Claims and Interests in the Voting Classes:

•                  the Debtors’ cover letter in support of the Plan;

•                  the appropriate Ballot or Master Ballot,(7) as applicable, and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope; and

•                  this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto.

3.                                      Distribution of the Solicitation Package and Plan Supplement.

The Debtors anticipate that the Solicitation Agent will distribute the Solicitation Package to Holders of Claims in the Voting Classes as of the Voting Record Date on [October 6], 2017, which is [31] days before the Voting Deadline (a total of [21] business days).

The Solicitation Package (except the Ballots) may also be obtained from the Solicitation Agent by:  (1) calling the Debtors’ restructuring hotline at (503) 597-5606 or (888) 729-1597 (toll free); or (2) emailing the Solicitation Agent at tabulation@epiqsystems.com with a reference to “GenOn” in the subject line.  You may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, http://dm.epiq11.com/genon, or for a fee at https://ecf.txsb.uscourts.gov/.

No later than seven (7) calendar days prior to the Confirmation Objection Deadline, the Debtors intend to file the Plan Supplement in accordance with the terms of the Plan.  As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website.  The Debtors will not serve paper or CD ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement at no cost from the Solicitation Agent by:  (a) calling the Solicitation Agent at one of the telephone numbers set forth above; (b) visiting the Debtors’ restructuring website, http://dm.epiq11.com/genon; or (c) emailing the Debtors’ email address set forth above.

E.                                    Voting Procedures.

The Voting Record Date is the date that was used for determining which Holders of Claims and Interests are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures.  Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Beneficial Ballot or Master Ballot, as applicable, must be properly completed, executed, and delivered according to the instructions received with such Ballot.  A Master Ballot should be returned to the Solicitation Agent so that it is actually received by the Solicitation Agent before the Voting Deadline.

The Debtors are providing Solicitation Packages to the brokers, banks, commercial banks, trust companies, dealers, other agents or nominees, or their mailing agents (the “Nominees”) of the Holders of the Class 4 GenOn Notes Claims and the Class 5 GAG Notes Claims as of the Voting Record Date, with instructions for the Nominees to provide copies of the Solicitation Package to the beneficial owners of Class 4 GenOn Notes Claims or Class 5 GAG Notes

(7)                                 In accordance with customary practice, the Master Ballot(s) will be distributed at substantially the same time as the initial distribution of Solicitation Packages.

Claims (the “Beneficial Holders”).  Any Beneficial Holder of eligible GenOn Notes Claims or GAG Notes Claims that has not received a Ballot should contact its Nominee or the Solicitation Agent.

DELIVERY OF BALLOTS

1.              Beneficial Ballots that are not pre-validated must be returned in the envelope provided or as otherwise directed.  If you received a return envelope addressed to your Nominee, please allow additional time for your Nominee to receive your vote and include it in a Master Ballot.

2.              Pre-Validated Ballots or Master Ballots should be sent to the Solicitation Agent and must be received by the Solicitation Agent before the Voting Deadline.

3.              If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent at the following telephone numbers or email address:

(503) 597-5606 or (866) 729-1597 (toll free)

tabulation@epiqsystems.com
with a reference to “GenOn” in the subject line

IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM (OR NOMINEE) BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES.  BY SIGNING AND RETURNING A BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM (OR NOMINEE) WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.  IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASSES (OR NOMINEE) FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT OR MASTER BALLOT.  IF YOU ARE RETURNING YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT WITH SUFFICIENT TIME FOR YOUR VOTE TO BE INCLUDED BY YOUR NOMINEE ON A MASTER BALLOT AND SENT TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

1.                                      Beneficial Holders.

Any Beneficial Holder holding Class 4 GenOn Notes Claim or Class 5 GAG Notes Claim in a “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•                  Complete and sign the enclosed Beneficial Holder Ballot.  Return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent on a Master Ballot before the Voting Deadline.  If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the Nominee must be contacted for instructions.

•                  Complete and sign the pre-validated Ballot (as described below) provided to the Beneficial Holder by the Nominee.  The Beneficial Holder will then return the pre-validated Ballot to the Solicitation Agent before the Voting Deadline using the enclosed pre-addressed, postage pre-paid envelope.

Any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot (properly validated) or a Master Ballot that reflects the vote of such Beneficial Holder.

If any Beneficial Holder owns Claims through more than one Nominee, such Beneficial Holder should execute a separate Ballot for each Nominee and complete item 4 of each Beneficial Holder Ballot.

2.                                      Nominees.

A Nominee may obtain the votes of Beneficial Holders in one of the following two ways:

(a)                                 Pre-Validated Ballots.

A Nominee may pre-validate a Ballot by: completing the first item, executing the Ballot, and indicating on the Ballot the name of the Nominee and DTC participant number, including the amount of securities held by the Nominee for the Beneficial Holder, and the account number for the account in which such securities are held by the Nominee and then forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to the Beneficial Holder for voting.  The Beneficial Holder must then review and complete the information requested in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage pre-paid envelope so that it is received by the Solicitation Agent before the Voting Deadline.  A list of the Beneficial Holders to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Effective Date of the Plan.

(b)                                 Master Ballots.

A Nominee may obtain the votes of Beneficial Holders by immediately distributing the Solicitation Packages including Ballots to the Beneficial Holders, promptly collecting Ballots from such Beneficial Holders that cast votes on the Plan, compiling and validating the votes and other relevant information of all such Beneficial Holders on the Master Ballot, and transmitting the Master Ballot to the Solicitation Agent by the Voting Deadline.  All Ballots returned by Beneficial Holders should be retained by Nominees for inspection for at least one year from the Effective Date of the Plan.

Each Nominee should advise its Beneficial Holders to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline.

F.                                     Voting Tabulation.

The Beneficial Ballot and/or Master Ballot do not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim.  Only Holders of Claims in the Voting Classes shall be entitled to vote with regard to such Claims.

Unless the Debtors decide otherwise, Ballots and Master Ballots received after the Voting Deadline may not be counted.  A Ballot or Master Ballot will be deemed delivered only when the Solicitation Agent actually receives the executed Ballot or Master Ballot as instructed in the applicable voting instructions.  No Ballot or Master Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent) or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to confirmation of the Plan.  In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following additional procedures shall apply with respect to tabulating, as applicable, Ballots and Master Ballots:

•                  votes cast by Beneficial Holders through Nominees will be applied to the applicable positions held by such Nominees as of the Voting Record Date, as evidenced by the record and depository listings.  Votes submitted by a Nominee shall not be counted in excess of the amount of public securities held by such Nominee as of the Voting Record Date;

•                  if conflicting votes or “over-votes” are submitted by a Nominee, the Solicitation Agent shall use reasonable efforts to reconcile discrepancies with the Nominee;

•                  if over-votes are submitted by a Nominee which are not reconciled prior to the preparation of the certification of vote results, the votes to accept and to reject the Plan shall be approved in the same proportion as the votes to accept and to reject the Plan submitted by the Nominee, but only to the extent of the Nominee’s Voting Record Date position in the public securities;

•                  for the purposes of tabulating votes, each Beneficial Holder shall be deemed (regardless of whether such Holder includes interest in the amount voted on its Ballot) to have voted only the principal amount of its public securities; any principal amounts thus voted may be adjusted by the Solicitation Agent, on a proportionate basis with a view to the amount of securities actually voted, to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest, with respect to the securities thus voted; and

•                  the following Beneficial Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder or Beneficial Holder(s), as applicable; (b) any Ballot or Master Ballot cast by a person or entity that does not hold a Claim that is entitled to vote on the Plan; (c) any unsigned Ballot or Master Ballot; (d) any Ballot or Master Ballot not marked to accept or reject the Plan, or Ballot marked both to accept and reject the Plan; (e) any Ballot or Master Ballot received after the Voting Deadline, unless otherwise determined by the Debtors; and (f) any Ballot or Master Ballot submitted by a party not entitled to cast a vote with respect to the Plan.

The Debtors will file with the Bankruptcy Court, as soon as practicable after the Voting Deadline, the Voting Report prepared by the Solicitation Agent.  The Voting Report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the voting instructions or that contains any form of irregularity (each an “Irregular Ballot”), including those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged.  The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots.  Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

G.                                   Ballots Not Counted.

No ballot will be counted toward Confirmation if, among other things:  (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (2) it was transmitted by facsimile, email, or other electronic means not specifically approved pursuant to the Disclosure Statement Order; (3) it was cast by an entity that is not entitled to vote on the Plan; (4) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), an indenture trustee, or the Debtors’ financial or legal advisors instead of the

Solicitation Agent; (5) it is unsigned; or (6) it is not clearly marked to either accept or reject the Plan or (with the exception of a Master Ballot) is marked both to accept and reject the Plan.   Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS,
PLEASE CONTACT THE SOLICITATION AGENT TOLL-FREE (888) 729-1597 OR (503) 597-5606.
ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE
NOT IN COMPLIANCE WITH THE SOLICITATION ORDER WILL NOT BE COUNTED.

XII.                         CONFIRMATION OF THE PLAN

A.                                    Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following:  (a) the Plan is accepted by all impaired Classes of Claims and Interests or, if the Plan is rejected by an Impaired Class, at least one Impaired Class of Claims or Interests has voted to accept the Plan and a determination that the Plan “does not discriminate unfairly” and is “fair and equitable” as to Holders of Claims or Interests in all rejecting Impaired Classes; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Impaired Claims (i.e., Holders of Class 4 GenOn Notes Claims, Holders of Class 5 GAG Notes Claims, Holders of Class 8 Section 510(b) Claims, Holders of Class 9 Interests in GenOn, and, to the extent applicable, Holders of Class 7 Claims and Interests with respect to certain Debtors).

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code.  The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code.  Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•                  The Plan complies with the applicable provisions of the Bankruptcy Code.

•                  The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•                  The Plan has been proposed in good faith and not by any means forbidden by law.

•                  Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment:  (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•                  Either each Holder of an Impaired Claim against or Interest in the Debtors will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•                  Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, Allowed Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•                  At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•                  Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•                  All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class.  Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

B.                                    The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions.

Article IX of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties.  The Released Parties are:  (a) the Consenting Noteholders; (b) the GenOn Notes Trustee; (c) the GAG Notes Trustee; (d) the GenOn Steering Committee; (e) the GenOn Ad Hoc Group; (f) the GAG Steering Committee; (g) the GAG Ad Hoc Group; (f) the NRG Parties; (h) the Backstop Parties; (i) Citibank; (j) any Purchaser; (k) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (j), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing Entities in clauses (a) through (k), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, trustees, investment bankers, and other professional advisors (with respect to clause (l), each solely in their capacity as such); provided, however, that any Holder of a Claim or Interest that opts out or otherwise objects to the releases in the Plan shall not be a “Released Party.”

Article VIII of the Plan provides for releases of certain claims and Causes of Action that Holders of Claims or Interests may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Release”).  The Holders of Claims and Interests who are releasing certain claims and Causes of Action against non-Debtors under the Third-Party Release include:  (a) the Consenting Noteholders; (b) the GenOn Notes Trustee; (c) the GAG Notes Trustee; (d) the GenOn Steering Committee; (e) the GenOn Ad Hoc Group; (f) the GAG Steering Committee; (g) the GAG Ad Hoc Group; (h) the NRG Parties; (i) the Backstop Parties; (j) Citibank; (k) any Purchaser; (l) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (k), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; (m) with respect to each of the foregoing Entities in clauses (a) through (l), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, trustees, investment bankers, and other professional advisors (with respect to clause (l), each solely in their capacity as such); and (n) all Holders of Claims and Interests not described in the foregoing clauses (a) through (m); provided, however, that any other such Holder of a Claim or Interest that opts out or otherwise objects to the releases in the Plan shall not be a “Releasing Party.”

Article IX of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases.  The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or the Chapter 11 Cases.  The Exculpated Parties are: (a) the Debtors and Reorganized Debtors; (b) the Consenting Noteholders; (c) the GenOn Notes Trustee; (d) the GAG Notes Trustee; (e) the GenOn Steering Committee; (f) the GenOn Ad Hoc Group; (g) the GAG Steering Committee (h) the GAG Ad Hoc Group; (i) the NRG Parties; (j) the Backstop Parties; and (k) with respect to each of the foregoing entities in clauses (a) through (j), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing Entities in clauses (a) through (k), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (k), each solely in their capacity as such).

Article IX of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, and the Released Parties.

Under applicable law, a debtor release of the Released Parties is appropriate where the release is:  (a) “fair and equitable” and (b) “in the best interests of the estate.”  Mirant Corp., 348 B.R. 725, 738 (Bankr. N.D. Tex. 2006).  The “fair and equitable” prong is generally interpreted, consistent with that term’s usage in section 1129(b) of the Bankruptcy Code, to require compliance with the Bankruptcy Code’s absolute priority rule.  Id.  Further, a chapter 11 plan may provide for a release of third party claims against non-debtors, such as the Third-Party Release, where parties were provided the opportunity to opt out of the third-party release.  See In re Pilgrim’s Pride Corp., No. 08-45664, 2010 WL 200000, at *5 (Bankr. N.D. Tex. Jan. 14, 2010).  In addition, the Fifth Circuit carves out an exception in favor of exculpatory relief for non-debtor parties where such parties owe duties in favor of the debtors or their estates and act within the scope of those duties (i.e., excluding acts of fraud or gross negligence).See Bank of New York Trust Co., v. Official Unsecured Creditors’ Comm. (In re The Pac. Lumber Co.), 584 F.3d 229, 253 (5th Cir. 2009) (extending exculpatory relief to members of the unsecured creditors’ committee).  Finally, an injunction is appropriate where it is necessary to the reorganization and fair.  See In re Camp Arrowhead Ltd., 451 B.R. 678, 701—2 (Bankr. W.D. Tex. 2011).

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue Confirmation of the Plan.  The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure and business needs.  The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan and a key inducement for each Released Party’s and each Exculpated Party’s support for the Debtors’ restructuring.  In addition, the Debtors believe that the Third-Party Release is entirely consensual under the established case law in the United States Bankruptcy Court for the Southern District of Texas.  See Pilgrim’s Pride Corp., 2010 WL 200000, at *5.  The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

C.                                    Best Interests of Creditors—Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their advisors, prepared the Liquidation Analysis, attached hereto as Exhibit F, showing that the value of the distributions provided to Holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation.  Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

D.                                    Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a chapter 11 plan of reorganization is not likely to be followed by the liquidation of the reorganized debtor or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the chapter 11 plan).  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared certain unaudited pro forma financial statements with regard to the Reorganized Debtors (the “Financial Projections”), which projections and the assumptions upon which they are based are attached hereto as Exhibit D.  Based on these Financial Projections, the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement.  Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan.  Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

E.                                    Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required.  A class is “impaired” unless the plan:  (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number of creditors actually voting cast their ballots in favor of acceptance.  For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan.  Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

F.                                     Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class of claims.  Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

If any Impaired Class of Claims or Interests rejects the Plan, including Classes of Claims or Interests deemed to reject the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, utilizing the “cramdown” provision under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the requirements for cramdown and the Debtors will be prepared to meet their burden to establish that the Plan can be Confirmed pursuant to section 1129(b) of the Bankruptcy Code as part of Confirmation of the Plan.

1.                                      No Unfair Discrimination.

The “unfair discrimination” test applies with respect to classes of claim or interests that are of equal priority but are receiving different treatment under a proposed plan.  The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  Under certain circumstances, a proposed plan may treat two classes of unsecured creditors differently without unfairly discriminating against either class.

With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank.  Accordingly, the Debtors believe that the Plan meets the standard to demonstrate that the Plan does not unfairly discriminate and the

Debtors will be prepared to meet their burden to establish that there is no unfair discrimination as part of Confirmation of the Plan.

2.                                      Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in such class.  As to each non-accepting class and as set forth below, the test sets different standards depending on the type of claims or interests in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan.  There is no Class receiving more than a 100 percent recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100 percent recovery or agreed to receive a different treatment under the Plan.

(a)                                 Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that:  (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the effective date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the claimant’s liens.

(b)                                 Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either:  (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of such claim; or (b) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(c)                                  Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either:  (a) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date, equal to the greater of:  (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (b) the holder of any interest that is junior to the interests of such class will not receive or retain any property under the plan on account of such junior interest.

G.                                   Valuation of the Debtors.

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors.  Accordingly, the Debtors’ investment banker, Rothschild, has prepared an independent valuation analysis, which is attached to this Disclosure Statement as Exhibit E and incorporated into this Disclosure Statement by reference (the “Valuation Analysis”).  The Valuation Analysis should be considered in conjunction with the Risk Factors discussed in Section VII of this Disclosure Statement, entitled “Risk Factors,” and the Financial Projections.  The Valuation Analysis is dated as of July 13, 2017, and is based on data and information as of that date.  The Holders of Claims and Interests should carefully review the information in Exhibit E in its entirety.

From time to time, Rothschild and its affiliates have provided, and may in the future provide, investment banking, financial advisory and other services to the Debtors and their affiliates for which services they have received, and may in the future receive, customary fees and other compensation.  Rothschild takes no position and makes no recommendation as to whether or not you should vote to accept the Plan.

XIII.                    IMPORTANT SECURITIES LAWS DISCLOSURES

A.                                    Plan Securities.

The Plan provides for the Reorganized Debtors to distribute, among other things, the New Common Stock, the Subscription Rights, the New Senior Secured Notes and the New Subordinated Notes to certain Holders of Allowed Claims.  The Debtors believe that the class of New Common Stock, the Subscription Rights, the New Senior Secured Notes and the New Subordinated Notes will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and all applicable state Blue Sky Laws.

B.                                    Issuance and Resale of Plan Securities Under the Plan.

1.                                      Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws.

The Debtors are relying on exemptions from the registration requirements of the Securities Act, including, without limitation, section 4(a)(2) thereof,  in connection with the offer, issuance and distribution of the New Senior Secured Notes, New Subordinated Notes, and any New Common Stock issued in connection with any Thid-Party Sale Transactions.  Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and Rule 506 of Regulation D of the Securities Act (“Reg D”) provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that the investors participating therein qualify as “accredited investors” as defined in Rule 501 of Reg. D (17 C.F.R. § 230.501).  The Debtors believe that each of the Holders of Allowed GenOn Claims receiving the New Senior Secured Notes upon exercise of their Subscription Rights and the Group A Backstop Parties receiving New Senior Secured Notes and the New Subordinated Notes and any third-party receiving New Common Stock issued in connection with any Third-Party Sale Transaction is either an “institutional accredited investor” (accredited investors, as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).  In reliance upon these exemptions, the offer, issuance and distribution of the New Senior Secured Notes, the New Subordinated Notes and any New Common Stock issued in connection with any Third-Party Sale Transactions will not be registered under the Securities Act or any applicable state Blue Sky Laws.

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if three principal requirements are satisfied:  (x) the offer or sale occurs under a plan of reorganization; (y) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (z) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property.  In reliance upon these exemptions, the offer, issuance and distribution of the New Common Stock (except any New Common Stock issued in connection with any Third-Party Sale Transactions) and Subscription Rights to Holders of Allowed GenOn Notes Claims will not be registered under the Securities Act or any applicable state Blue Sky Laws.

The Debtors believe that the issuance of the New Common Stock (except any New Common Stock issued in connection with any Third-Party Sale Transactions) and Subscription Rights with respect to Allowed Claims is covered by section 1145 of the Bankruptcy Code.  Accordingly, the Debtors believe that the New Common Stock issued to Holders of Allowed GenOn Notes Claims may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in 1145 of the Bankruptcy Code or an affiliate of the Reorganized Debtors.  The Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption.  In addition, the New Common Stock issued pursuant to section 1145 of the Bankruptcy Code generally may be able to be resold without registration under applicable state Blue Sky Laws by a Holder that is not an underwriter or an affiliate of the Reorganized Debtors pursuant to various exemptions provided by the respective Blue Sky Laws of those states.  However, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined.  The Subscription Rights shall not be transferable, assignable or detachable in accordance with the Offering Procedures.

Recipients of the New Common Stock, the Subscription Rights, the New Senior Secured Notes and the New Subordinated Notes are advised to consult with their own legal advisors as to the availability and applicability of any exemption from registration under the Bankruptcy Code, Securities Act or applicable state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

2.                                      Resales of the New Common Stock by Underwriters or Affiliates; Definition of Underwriter.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer”:  (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (1) with a view to distribution of such securities and (2) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.  In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer,” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  In addition, the legislative history of section 1145 of the Bankruptcy Code may suggest that a creditor who owns 10 percent or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Resales of the New Common Stock issued to Holders of Allowed GenOn Notes Claims by Entities deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, Holders of the New Common Stock who are deemed to be “underwriters” may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act.  Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an affiliate of the issuer, if volume limitations and manner of sale requirements are met. Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the New Common Stock would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Common Stock issued to Holders of Allowed GenOn Notes Claims and, in turn, whether any Person may freely resell the New Common Stock.  The Debtors recommend that potential recipients of the New Common Stock consult their own counsel concerning their ability to freely trade such securities without registration under the federal securities laws and applicable state Blue Sky Laws.

3.                                      Resales of Securities Exempt from Registration Requirements Pursuant to Section 4(a)(2) of the Securities Act.

The New Senior Secured Notes distributed upon exercise of their Subscription Rights to Holders of Allowed GenOn Notes Claims and the Group A Backstop Parties, the New Subordinated Notes and any New Common Stock issued in connection with any Third-Party Sale Transactions will be offered, issued and distributed without registration under the Securities Act and applicable state Blue Sky Laws and in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act.  Such issuances will not be exempt under section 1145 of the Bankruptcy Code because those securities are not being issued in exchange for an existing Claim against the Debtors.  Therefore, the New Senior Secured Notes, the New Subordinated Notes and any New Common Stock issued in connection with any Third-Party Sale Transactions will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act and applicable state Blue Sky Laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and pursuant to applicable state Blue

Sky Laws.  Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an Affiliate of the issuer, if volume limitations and manner of sale requirements are met.  The Debtors express no view as to whether any person may freely resell the New Senior Secured Notes, the New Subordinated Notes or any New Common Stock issued in connection with any Third-Party Sale Transactions.  The Debtors recommend that potential recipients of the New Senior Secured Notes, the New Subordinated Notes and any New Common Stock issued in connection with any Third-Party Sale Transactions consult their own counsel concerning their ability to freely trade such securities without registration under the federal securities laws and applicable state Blue Sky Laws.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

XIV.                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN

A.                                    Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders of Claims.  The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote to accept or reject the Plan.  This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below.  The discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.  This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims or Interests in light of their individual circumstances.  This discussion does not address tax issues with respect to such Holders of Claims or Interests subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the New Common Stock, or any other consideration to be received under the Plan, as part of a hedge, straddle, conversion, or other integrated transaction).  No aspect of state, local, estate, gift, or non-U.S. taxation is addressed.  Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the IRC).  This summary does not address any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of any backstop fees or similar arrangements (including any ramifications such arrangements may have on the treatment of a Holder under the Plan).  This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” is a Holder that is:  (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.  For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST.  ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.                                    Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors.

1.                                      Exit Structure.

The Plan provides that the Restructuring Transactions may be structured as either (a) a taxable disposition of the assets of GenOn and GenOn’s direct and indirect subsidiaries (a “Taxable Transaction”); or (b) a transaction that is structured as a recapitalization or reorganization, from the perspective of GenOn, and will constitute a separation of GenOn and its subsidiaries from the consolidated tax group of which NRG is the common parent (such group, the “NRG Tax Group,” and such transaction, a “Recapitalization Transaction”).(8)

In the event of a Taxable Transaction, the New Common Stock may be (or include) stock of a newly-created entity, rather than stock in GenOn, and the Reorganized Debtors should receive the assets that are treated as having been transferred to the Reorganized Debtors with an aggregate tax basis equal to fair market value, with asset-by-asset tax basis determined by the Reorganized Debtors under applicable provisions of the IRC and related Treasury Regulations.(9)   By contrast, in a Recapitalization Transaction, the New Common Stock will be new stock issued by GenOn itself (or, potentially, a newly formed entity treated as a successor to GenOn under the applicable reorganization provisions of the IRC), with the “sub-group” consisting of GenOn and its indirect subsidiaries (the “GenOn Sub Group”) continuing to exist outside of the NRG Tax Group.

Regardless of whether the Plan is consummated through a Taxable Transaction, a Partial Taxable Transaction, or a Recapitalization Transaction, as noted above, it is possible that some or all of the Debtors’ assets will be subject to Third-Party Sale Transactions, and such sales may close before or after the Effective Date.  To the extent such Third-Party Sale Transactions are consummated prior to the Effective Date, no adverse federal income tax consequences are expected to the Debtors.  In the event that Third-Party Sale Transactions are consummated following the Effective Date, any federal income tax consequences will depend on, among other things, the form of the exit structure, the tax basis in the assets subject to such Third-Party Sale Transactions in the Reorganized Debtors’ hands, and the availability of tax attributes to the Reorganized Debtors (as discussed below).

2.                                      Effect of Restructuring on GenOn Sub Group Tax Attributes.

The potential ramifications of the Restructuring Transactions on the net operating losses (“NOLs”) and other tax attributes (including stock and asset tax basis) of the GenOn Sub Group is highly complex and depends upon, among other things, (a) whether the Restructuring Transactions are consummated through a Taxable Transaction, a Partial Taxable Transaction, or a Recapitalization; (b) the application of rules relating to (i) cancellation of debt

(8)         There is a possibility that, in a Recapitalization Transaction, certain of the assets of GenOn or GenOn’s direct and indirect subsidiaries may be transferred in a taxable disposition (a “Partial Taxable Transaction”).  In the event the Debtors determine to consummate a Partial Taxable Transaction, the New Common Stock could consist of stock of Reorganized GenOn as well as stock in a newly-created entity formed in connection with the Partial Taxable Transaction.  Certain considerations with respect to a Partial Taxable Transaction are noted below, where appropriate.

(9)         In a Taxable Transaction, Reorganized GenOn may be treated as acquiring all of the underlying assets of GenOn and its direct and indirect subsidiaries, or Reorganized GenOn may be treated as having acquired certain assets and the stock of certain direct or indirect GenOn subsidiaries that are treated as corporations for U.S. federal income tax purposes.  The Debtors are continuing to evaluate the exact mechanics of any Taxable Transaction.

income (“COD Income”); (ii) the worthless stock deduction that NRG is, pursuant to the terms of the RSA, anticipated to take with respect to NRG’s tax basis in the stock of GenOn, and whether NRG makes certain elections under the so-called “unified loss rules” in connection with such worthless stock deduction; (iii) ownership changes under section 382 of the IRC and related regulations; and (iv) the extent to which Third-Party Sale Transactions are consummated.  The following discussion addresses certain of these considerations.

In general, in the event the Restructuring Transactions are consummated as a Taxable Transaction and the Reorganized Debtors are not treated as acquiring the stock of any entity that is taxed as a corporation for U.S. federal income tax purposes (e.g., the Debtors are converted to limited liability companies that are disregarded from NRG for U.S. federal income tax purposes prior to the consummation of the Restructuring, the Reorganized Debtors make elections under section 338 of the IRC with respect to GenOn’s subsidiaries, or another structure is used pursuant to which the Reorganized Debtors are, for U.S. federal income tax purposes, treated as acquiring assets, not stock), the rules related to COD Income, worthless stock deductions, and section 382 of the IRC will generally be irrelevant, the Reorganized Debtors will acquire all such assets with tax basis equal to fair market value (as determined under applicable tax rules), and the Reorganized Debtors will not inherit any of the NOLs or other tax attributes of the Debtors.  The application of the COD Income and worthless stock deduction rules and section 382 of the IRC in other situations will, as noted below, depend upon exactly how the Taxable Transaction or Partial Taxable Transaction is structured.

In the event Third-Party Sale Transactions are consummated prior to the Effective Date, depending on the assets that are subject to disposition and the sale price of such assets, tax attributes (e.g., including NOLs) attributable to the Debtors (together, potentially, with NRG and NRG’s non-Debtor subsidiaries) may be utilized to offset taxable gain associated with such Third-Party Sale Transactions.

(a)                                 Cancellation of Indebtedness Income.

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any indebtedness, and (iii) the fair market value of any new consideration given in satisfaction of such indebtedness at the time of the exchange.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding.  Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC.  In general, tax attributes will be reduced in the following order:  (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credits.  A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC.  The reduction in tax attributes occurs only after the taxable income (or loss) for the taxable year of the debt discharge has been determined.  Importantly, if the Restructuring Transactions are consummated as a Recapitalization Transaction, the taxable year of the GenOn Sub Group should terminate as a result of the consummation of the Plan and, as a result, the reduction in tax attributes will occur after the calculation of the taxable income (or loss) for the “short year” of the GenOn Sub Group, but prior to the end of the calendar year.  Aggregate tax basis in assets (determined on an entity-by-entity basis, subject to the requirement that any reduction in the tax basis of subsidiary stock “tier down” and reduce the tax basis in the assets of such subsidiary) is not required to be reduced below the amount of the affected Reorganized Debtor’s indebtedness (determined on an entity-by-entity basis) immediately after the cancellation of debt giving rise to COD Income (the “Asset Tax Basis Floor”).  Generally, all of an entity’s obligations that are treated as debt under general U.S. federal income tax principles (including intercompany debt treated as debt for U.S. federal income tax purposes) are taken into account in determining an entity’s Asset Tax Basis Floor.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations.  Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding COD Income are first subject to reduction.  To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member.  If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.  Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize COD Income.  The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan.  Because the Plan provides that the Holders of GenOn Notes Claims will receive non-Cash consideration, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value of the non-Cash consideration received, which cannot be known with certainty at this time.

In a Taxable Transaction or Partial Taxable Transaction, the application of the rules related to COD Income will generally depend on the precise treatment of assets in the Restructuring.  In particular, if the Reorganized Debtors are treated as acquiring stock of entities treated as corporations for U.S. federal income tax purposes, the application of the COD Income rules may impact the availability of any tax attributes that are attributable to the specific entity that was acquired (or the tax basis of assets owned by such entity).

(b)                                 Worthless Stock Deduction and Unified Loss Rule.

The RSA and the Plan contemplate that, provided certain requirements therein are met, NRG will claim a worthless stock deduction in the tax year of the Effective Date pursuant to section 165(g)(3) of the IRC in respect of its tax basis in the stock of GenOn.  In general, under the so-called “unified loss rule,” when NRG claims a worthless stock deduction with respect to GenOn, the tax attributes and tax basis of the GenOn Sub Group are subject to reduction in order to eliminate a duplication of the loss that is inherent in NRG’s GenOn stock, on one hand, and losses within the GenOn Sub Group, on the other hand.  The amount of this reduction is subject to complex calculations but, under the circumstances here, the Debtors currently believe the total reduction to tax attributes would result in a significant reduction of the tax attributes and tax basis of the GenOn Sub Group.  This reduction can be reduced or eliminated pursuant to an election that can be made by NRG.

In a Taxable Transaction or Partial Taxable Transaction, the application of the rules related to this worthless stock deduction will generally depend on the precise treatment of assets in the Restructuring Transactions.  In particular, if the Reorganized Debtors are treated as acquiring stock of entities treated as corporations for U.S. federal income tax purposes, the application of the worthless stock deduction rules, or the application of the “unified loss rule” to the disposition of the stock of GenOn subsidiaries, may impact the availability of any tax attributes that are attributable to the specific entity that was acquired (or the tax basis of assets owned by such entity).

(c)                                  Limitation of NOL Carryforwards and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded COD Income and the worthless stock deduction rules described above, to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes (i.e., if the Restructuring Transactions are not structured as a Taxable Transaction pursuant to which the Debtors’ assets, and not stock of corporate entities, are treated as being transferred to the Reorganized Debtors for U.S. federal income tax purposes), the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under section 382 the IRC.

(i)                                    General Section 382 Annual Limitation.

Under section 382 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and, if the corporation has an overall “net unrealized built in loss” as determined pursuant to IRS Notice 2003-65, certain recognized built-in losses (collectively, “Pre Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation.  This discussion refers to the limitation determined under section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.”  In general, the annual Section 382 Limitation on the use of Pre Change Losses in any “post-change year” is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, approximately 1.99 percent for ownership changes occurring in August 2017).  If the corporation has an overall “net unrealized built-in gain” as determined pursuant to IRS Notice 2003-65, the Section 382 Limitation may be

increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change (or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65).  Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

(ii)                                Special Bankruptcy Exception.

An exception to the foregoing annual limitation rules generally applies when so called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, together with existing shareholders with respect to their stock, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s Pre Change Losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s Pre Change Losses are eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”).  When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy, along with certain integrated transactions.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change.  The 382(l)(6) Exception differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre Change Losses.

If an ownership change is triggered on the Effective Date, the Debtors may not be eligible for the 382(l)(5) Exception.  The Debtors have not determined whether they will be eligible for the 382(l)(5) Exception and, if eligible, whether, the Reorganized Debtors will decide to affirmatively elect out of the 382(l)(5) Exception so that the 382(l)(6) Exception instead applies.

3.                                      Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20 percent rate to the extent such tax exceeds the corporation’s regular federal income tax for the year.  AMTI is generally equal to regular taxable income with certain adjustments.  For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, generally only 90 percent of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards.  Additionally, under section 56(g)(4)(G) of the IRC, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the IRC, immediately before the ownership change, the effect of which may increase the amount of AMT owed by the Debtors or the Reorganized Debtors.

C.                                    Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims.

1.                                      General Considerations.

In general, the U.S. federal income tax treatment of Holders of Claims will depend, in part, on whether the receipt of consideration under the Plan qualifies as an exchange of stock or securities pursuant to a tax free reorganization or if, instead, the consideration under the Plan is treated as having been received in a fully taxable disposition.  Whether the receipt of consideration under the Plan qualifies for reorganization treatment will depend on, among other things, (a) whether the Claim being exchanged constitutes a “security” and (b) whether the Debtor against which a Claim is asserted is the same entity that is issuing the consideration under the Plan.

In a Taxable Transaction, the Debtors generally do not anticipate that the entity issuing consideration under the Plan will be the same entity as the Debtor against which a Claim is asserted.  As a result, the Debtors do not anticipate that recapitalization treatment will be applicable in a Taxable Transaction.  Such treatment may, however, be applicable in a Partial Taxable Transaction or a Recapitalization Transaction.

Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security.  There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.  Although not free from doubt, the Debtors intend to take the position that the GenOn Notes constitute “securities”.

The character of any gain or loss recognized by a U.S. Holder as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim.  If recognized gain is capital gain, it generally would be long term capital gain if the Holder held its Claim for more than one year at the time of the exchange.  The deductibility of capital losses is subject to certain limitations as discussed below.

Although not free from doubt, the Debtors intend to take the position that the New Senior Secured Notes issued in connection with the Subscription Rights are issued solely for cash paid in respect of the Subscription Rights (or cash paid by the backstop parties), and that the Subscription Rights constitute a separately-identifiable and cognizable property interest from the underlying New Senior Secured Notes.  The following discussion assumes the application of such treatment.  If the IRS or a court were to take a different position, several of the tax consequences discussed below could be materially different.

2.                                      Consequences to Holders of Class 4 Claims.

Pursuant to the Plan, each Holder of a GenOn Notes Claim will receive its Pro Rata share of:  (i) one or more of the following forms of consideration: (a) the New Common Stock, (b) the GenOn Notes Cash Pool, and (c) the New Subordinated Notes; and (ii) the Subscription Rights.

(a)                                 Treatment of a Holder of an Allowed GenOn Notes Claim If the GenOn Notes Are Treated as Securities and At Least Some Non-Cash Consideration is Treated as Stock or a Security of GenOn or an Entity That is a Party to a Reorganization With GenOn.

If (a) the GenOn Notes Claims are treated as securities and (b) at least some non-Cash consideration constitutes stock or a security of GenOn (or an entity that is a party to a reorganization with GenOn under section 368 of the IRC), then the exchange of such Claims should be treated as a recapitalization under the IRC.  Other than with respect to any amounts received that are attributable to accrued but untaxed interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration (or issue price of debt instruments), including cash, received, minus the U.S. Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value (or issue price of debt instruments) of “other property” received that is not permitted to be received under sections 354 and 356 of the IRC without recognition of gain.(10)

With respect to non-cash consideration that is treated as a “stock or security” of GenOn (or an entity that is a party to a reorganization with GenOn under section 368 of the IRC), such U.S. Holder should obtain a tax basis in such property, other than any such amounts treated as received in satisfaction of accrued but untaxed interest (or OID), and subject to the rules relating to market discount, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any).  The holding period for such non-cash consideration should include the holding period for the exchanged Claims.

With respect to non-cash consideration that is not treated as a “stock or security” of GenOn (or an entity that is a party to a reorganization with GenOn under section 368 of the IRC), U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest (or OID), and subject to the rules relating to market discount, equal to the property’s fair market value (or issue price, in the case of debt instruments) as of the date such property is distributed to the U.S. Holder.  The holding period for any such property should begin on the day following the receipt of such property.

(b)                                 Treatment of a Holder of an Allowed GenOn Notes Claim If the GenOn Notes Are Not Treated as Securities Or None of the Non-Cash Consideration is Treated as Stock or a Security of GenOn or an Entity That is a Party to a Reorganization with GenOn.

If (a) the GenOn Notes Claims are not treated as securities or (b) no non-Cash consideration constitutes stock or a security of GenOn (or an entity that is a party to a reorganization with GenOn under section 368 of the IRC), then the exchange of such Claims should be treated as a taxable exchange pursuant to Section 1001 of the IRC.  A Holder of a GenOn Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (a) the sum of (i) cash and (ii) the fair market value (or issue price, in the case of debt instruments) of consideration received and (b) the Holder’s adjusted tax basis in its Allowed GenOn Notes Claim.    For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but untaxed interest (or OID), see below.

Such U.S. Holder should obtain a tax basis in the non-cash consideration received, other than with respect to any amounts received that are attributable to accrued but untaxed interest (or OID), equal to the fair market value (or issue price, in the case of debt instruments) of such non-cash consideration.

(c)                                  Exercise of Subscription Rights.

A U.S. Holder that elects not to exercise the Subscription Rights may be entitled to claim a loss equal to the amount of tax basis in the Subscription Rights, subject to any limitations on such U.S. Holder’s ability to utilize capital losses.  Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Subscription Rights.

A U.S. Holder that elects to exercise the Subscription Rights should be treated as purchasing New Senior Secured Notes and/or the New Exit Credit Facility Term Loans in exchange for its Subscription Rights and the exercise price.  Such a purchase should generally be treated as the exercise of an option under general tax principles.  Accordingly, such a U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the Subscription Rights.  A U.S. Holder’s aggregate tax basis in the New Senior Secured Notes and/or the New Exit Credit Facility Term Loans should equal the sum of (a) the amount of cash paid by the U.S. Holder to exercise its Rights plus (b) such U.S. Holder’s tax basis in its Subscription Rights immediately before the option is exercised.  A U.S. Holder’s holding period for the New Senior Secured Notes and/or the New Exit Credit Facility Term Loans received pursuant to the exercise of the Subscription Rights should begin on the day following such exercise.

(10)                          In the event the Restructuring Transactions are consummated as a Partial Taxable Transaction, the New Common Stock may consist of a combination of (a) GenOn stock and (b) stock of an affiliate of the newly-formed purchasing entity, which would constitute “other property” for the purposes of these rules.

(d)                                 Matters Related to the Liquidating Trust and New Common Stock Reserve.

(i)                                    Transfers to Liquidating Trust and New Common Stock Reserve.

Except to the extent otherwise provided under the Plan, the Liquidating Trust and the New Common Stock Reserve are each intended to be treated as a “liquidating trust” within the meaning of Treasury Regulations section 301.7701-4(d) and as a “grantor trust” within the meaning of Sections 671 through 677 of the IRC.  As discussed below, a liquidating trust is not subject to tax, but rather the grantors of the trust recognize the income of the trust in accordance with their respective interests, whether or not such income is actually distributed.

The Liquidating Trust Assets shall be deemed for U.S. federal income tax purposes to have been distributed by the Debtors or Reorganized Debtors, as applicable, to the Beneficiaries, and then contributed by the Beneficiaries to the Liquidating Trust in exchange for their respective interests in the Liquidating Trust.  Accordingly, the Beneficiaries are intended to be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust.  Similarly, all assets held by the New Common Stock Reserve shall be deemed for U.S. federal income tax purposes to have been distributed by the Debtors or Reorganized Debtors, as applicable, to the Holdback Entities, and then contributed by the Holdback Entities to the New Common Stock Reserve in exchange for their respective interests in the New Common Stock Reserve.  Accordingly, the Holdback Entities are intended to be treated for U.S. federal income tax purposes as the grantors and owners of their respective Holdback Shares.  Neither the Liquidating Trust nor the New Common Stock Reserve are intended to be treated as a successor in interest of the Debtors or Reorganized Debtors, as applicable, for any purposes.

Whether the deemed transfer of such property to the Beneficiaries or Holdback Entities, as applicable, will be subject to treatment under Section 1001 or as part of a recapitalization will be determined consistently with the above discussion; in general, the Liquidating Trust assets will be “boot” in connection with a recapitalization, while the deemed distribution of New Common Stock will be treated as the receipt of stock in the context of a recapitalization.

As soon as reasonably practicable after the Effective Date, the Liquidating Trust and the New Common Stock Reserve shall make good faith valuations of the Liquidating Trust Assets and of the assets transferred to the New Common Stock Reserve (i.e., the New Common Stock), respectively. All parties shall use such valuations for all U.S. federal income tax purposes.

(ii)                                Treatment of Beneficial Interests in Liquidating Trust and New Common Stock Reserve.

No entity-level tax should be imposed on the Liquidating Trust or the New Common Stock Reserve with respect to earnings generated by the assets held by them.  Each Beneficiary and Holdback Entity must report on its federal income tax return its allocable share of income, gain, loss, deduction and credit, if any, recognized or incurred by the Liquidating Trust or the New Common Stock Reserve, as applicable.  Given the intended treatment of the Liquidating Trust and the New Common Stock Reserve as grantor trusts, each Beneficiary and Holdback Entity has an obligation to report its share of the Liquidating Trust’s or New Stock Reserve’s tax items, as applicable, such as gains on the sale or other disposition of any Liquidation Trust Assets or any assets of the New Common Stock Reserve, if any, which is not dependent on the distribution of any cash or other asset from the Liquidating Trust or the New Stock Reserve to any Beneficiary or Holdback Entity, respectively, regardless of whether the Liquidating Trust or the New Stock Reserve distributes cash or other assets.

Allocations of taxable income with respect to the Liquidating Trust and the New Common Stock Reserve shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately before such deemed distribution, the Liquidating Trust or the New Common Stock Reserve had distributed all of its other assets (valued for this purpose at their tax book value) to the Beneficiaries or Holdback Entities, as applicable, taking into account all prior and concurrent distributions from the Liquidating Trust or the New Common Stock Reserve.  Similarly, taxable losses of the Liquidating Trust or the New Common Stock Reserve will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets.  The tax book value of the assets for this purpose shall equal their respective fair market values on the Effective Date or, if later, the date such assets were acquired, adjusted in either case in accordance with the tax accounting principles prescribed by the applicable provisions of the IRC, Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

The character of items of income, gain, loss, deduction and credit to any Holder of an interest in the Liquidating Trust or the New Common Stock Reserve, and the ability of such Holder to benefit from any deductions or losses, may depend on the particular circumstances or status of the Holder.  Taxable income or loss allocated to a Beneficiary or Holdback Entity should be treated as income or loss with respect to the interest of such Beneficiary and Holdback Entity in the Liquidating Trust and the New Common Stock Reserve, respectively, and not as income or loss with respect to such Beneficiary’s or Holdback Entity’s Claim.

In the event any tax is imposed on the Liquidating Trust or the New Common Stock Reserve, the Liquidating Trustee and the New Common Stock Reserve Administrator, as applicable, shall be responsible for payment, solely out of the Liquidating Trust Assets or the assets of the New Common Stock Reserve, as applicable, of any taxes imposed on the Liquidating Trust or the New Common Stock Reserve, respectively.

(iii)                            Tax Compliance.

The Liquidating Trustee, with respect to the Liquidating Trust, and the New Common Stock Reserve Administrator, with respect to the New Common Stock Reserve, shall be liable to prepare and provide to, or file with, the appropriate taxing authorities and other required parties such notices, tax returns and other filings, including all federal, state and local tax returns as may be required under the Bankruptcy Code, the Plan or by other applicable law, including, if required under applicable law, notices required to report interest or dividend income.

The Liquidating Trustee and the New Common Stock Reserve Administrator will file tax returns pursuant to Treasury Regulations section 1.671-4(a) on the basis that the Liquidating Trust and the New Common Stock reserve, respectively, are each a “liquidating trust” within the meaning of Treasury Regulations section 301.7701-4(d) and related regulations.  As soon as reasonably practicable after the close of each calendar year, the Liquidating Trustee and the New Common Stock Reserve Administrator will send each affected Beneficiary and Holdback Entity, as applicable, a statement setting forth such Beneficiary or Holdback Entity’s respective share of income, gain, deduction, loss and credit for the year, and will instruct the Holder to report all such items on its tax return for such year and to pay any tax due with respect thereto.

In the event any tax is imposed on the Liquidating Trust or the New Common Stock Reserve, the Liquidating Trustee and the New Common Stock Reserve Administrator, as applicable, shall be responsible for payment, solely out of the Liquidating Trust Assets or the assets of the New Common Stock Reserve, as applicable, of any taxes imposed on the Liquidating Trust or the New Common Stock Reserve, respectively.

3.                                      Consequences to Holders of Class 5 Claims.

Pursuant to the Plan, each Holder of a GAG Notes Claim will receive its Pro Rata share of Cash.  The exchange of such Claims should be treated as a taxable exchange pursuant to Section 1001 of the IRC.  Such a U.S. Holder should recognize gain or loss equal to the difference between (a) the cash and (b) the Holder’s adjusted tax basis in its GAG Notes Claim.  For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but untaxed interest (or OID), see below.

4.                                      Accrued Interest (and OID).

To the extent that any amount received by a U.S. Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but untaxed interest (or OID), such amount should be taxable to the U.S. Holder as ordinary interest income.  Conversely, a U.S. Holder of a surrendered Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.  Such loss may be ordinary, but the tax law is unclear on this point.  The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest (or OID) should equal the amount of such accrued but untaxed interest (or OID).  The holding period for such non-cash consideration should begin on the day following the receipt of such property.

The extent to which the consideration received by a U.S. Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear.  Certain legislative history and case law indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest.  The Plan provides that amounts paid to Holders of Claims will be allocated first to unpaid principal and then to unpaid interest.  The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan.  Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

5.                                      Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by more than a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of debt instruments that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).  To the extent that the surrendered debt instruments that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debt instruments but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

6.                                      Dividends on New Common Stock.

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles.  To the extent that a Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Holder’s basis in its shares.  Any such distributions in excess of the Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits.  However, the dividends-received deduction is only available if certain holding period requirements are satisfied.  The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

7.                                      Issue Price, Original Issue Discount, and Interest with Respect to the New Senior Secured Notes and/or New Exit Credit Facility Term Loans.

A debt instrument is treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount.  In general, applicable Treasury Regulations provide that, because at least a “substantial amount” of the New Senior Secured Notes and/or New Exit Credit Facility Term Loans are being issued for cash pursuant to the Subscription Rights, such debt instruments should be treated as issued with an issue price equal to the cash paid for such debt instruments, subject to reduction for certain fees related to the issuance.

A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.”  Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually and meets certain other criteria.  Assuming all of the interest under the New Senior Secured Notes and/or New Exit Credit Facility Term Loans is payable in cash at least annually on a set accrual schedule, all such interest should constitute “qualified stated interest” and should be taxed as ordinary interest income upon receipt.

In light of the above rules, the New Senior Secured Notes and/or New Exit Credit Facility Term Loans should only be treated as having been issued with OID to the extent certain fees payable with respect to the New Senior Secured Notes and/or New Exit Credit Facility Term Loans are treated as adjusting the issue price thereof, or such New Senior Secured Notes and/or New Exit Credit Facility Term Loans are expressly issued at a discount to their stated redemption price at maturity.  To the extent the New Senior Secured Notes and/or New Exit Credit Facility Term Loans are treated as having been issued with OID, Holders will generally be required to include any OID in income over the term of the New Senior Secured Notes and/or New Exit Credit Facility Term Loans in accordance with a constant yield to maturity method, regardless of whether the Holder is a cash or accrual method taxpayer, and regardless of whether and when the Holder receives cash payments of interest on its interest in the New Senior Secured Notes and/or New Exit Credit Facility Term Loans (other than cash attributable to qualified stated interest, which, as noted above, is includible in income in accordance with the Holder’s normal method of tax accounting).  Accordingly, a Holder could be treated as receiving income in advance of a corresponding receipt of cash.  Any OID that a Holder includes in income will increase the tax basis of the Holder in its interest in the New Senior Secured Notes and/or New Exit Credit Facility Term Loans.  A Holder of an interest in the New Senior Secured Notes and/or New Exit Credit Facility Term Loans will not be separately taxable on any cash payments that have already been taxed under the OID rules, but will reduce its tax basis in the pro rata shares of such loans by the amount of such payments.

8.                                      Certain Potential Issues Regarding the New Subordinated Notes.

(a)                                 Acquisition Premium/Bond Premium

Subject to certain rules relating to CPDIs (as defined and discussed below), if a U.S. Holder’s initial tax basis in any New Subordinated Notes is less than or equal to the stated redemption price at maturity of such debt instrument, but greater than the adjusted issue price of such instrument, the U.S. Holder should be treated as acquiring such debt instrument with an “acquisition premium.” Unless an election is made, the U.S. Holder generally should reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in such debt instrument over such debt instrument’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on such debt instrument (other than amounts that are qualified stated interest) over its adjusted issue price.

Subject to certain rules relating to CPDIs (as defined and discussed below), if a U.S. Holder’s initial tax basis in any New Subordinated Notes exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder should be treated as acquiring such debt instrument with “bond premium.”  Such U.S. Holder generally may elect to amortize the bond premium over the term of such debt instrument on a constant yield method as an offset to interest when includible in income under such U.S. Holder’s regular accounting method.  If a U.S. Holder does not elect to amortize the premium, that premium may decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of such debt instrument.

(b)                                 Issue Price, Original Issue Discount, and Interest with Respect to the New Subordinated Notes

The consideration received by Holders of GenOn Notes Claims, which may include some combination of New Common Stock, cash, Sale Proceeds, New Subordinated Notes, and Subscription Rights, collectively, would likely be treated as an investment unit issued in exchange for the GenOn Notes Claims to the extent any New Subordinated Notes are received on account of such Claims.  In such case, the issue price of the New Subordinated Notes will depend, in part, on the issue price of the investment unit, and the respective fair market values of the elements of consideration that compose the investment unit.  The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument.  As a result, the issue price of the investment unit will depend on whether the investment unit is considered, for U.S. federal income tax purposes and applying rules similar to those applied to debt instruments, to be traded on an established securities market.  In general, a debt instrument will be treated as traded on an established securities market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property, and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property.  Whether the investment unit should be considered “publicly traded” may not be known until after the Effective Date.

If the investment unit is considered to be traded on an established market, the issue price of the investment unit would be the fair market value of the investment unit on the date the New Subordinated Notes are issued.  The law is somewhat unclear on whether an investment unit is treated as publicly traded if some, but not all, elements of such investment unit are publicly traded.  If the investment unit is not publicly traded on an established market, but the GenOn Notes Claims are publicly traded on an established market, the issue price of the investment unit may then be determined by reference to the fair market value of the GenOn Notes Claims on the date the investment unit is issued.  If neither the investment unit nor the GenOn Notes Claims are publicly traded on an established market, then the issue price of the New Subordinated Notes would generally be determined under section 1273(b)(4) or 1274 of the IRC, as applicable.  Assuming either the investment unit or the GenOn Notes Claims are publicly traded, the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the New Subordinated Notes.

An issuer’s allocation of the issue price of an investment unit is binding on all Holders of the investment unit unless a Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

The GenOn Notes Claims and the investment unit comprising the consideration received in exchange therefor, may be traded on an established securities market for the purposes described above even if no trade actually occurs and there are merely firm or indicative quotes with respect to such GenOn Notes Claims or investment unit.

As discussed above, a debt instrument, such as the New Subordinated Notes, is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount.  A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.”  Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in cash at least annually.  The terms of any New Subordinated Notes have not yet been determined; to the extent not all the interest on the New Subordinated Notes is unconditionally payable in cash at least annually, the New Subordinated Notes may be considered to be issued with OID.  Moreover, the New Subordinated Notes could be treated as issued with OID to the extent the allocation rules described above result in the New Subordinated Notes having an issue price that is less than their stated redemption price at maturity.

A U.S. Holder (whether a cash or accrual method taxpayer) generally should be required to include OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the U.S. Holder’s receipt of cash payments attributable to this OID.  In general, the amount of OID includible in the gross income of a U.S. Holder should be equal to a ratable amount of OID with respect to the New Subordinated Notes for each day in an accrual period during the taxable year or portion of the taxable year in which a U.S. Holder held the

New Subordinated Notes.  An accrual period may be of any length and the accrual periods may vary in length over the term of the New Subordinated Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.  The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the adjusted issue price of the New Subordinated Notes at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the sum of the stated interest payments on the New Subordinated Notes allocable to the accrual period.

If interest other than qualified stated interest is paid in cash on the New Subordinated Notes, a U.S. Holder should not be required to adjust its OID inclusions.  Instead, each payment made in cash under the New Subordinated Notes should be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal.  A U.S. Holder generally should not be required to include separately in income cash payments received on the New Subordinated Notes to the extent such payments constitute payments of previously accrued OID.  The OID rules are complex and U.S. Holders are urged to consult their own tax advisors regarding the application of the OID rules to the New Subordinated Notes.  Moreover, the above discussion is subject to the discussion of the CPDI rules, below.

(c)                                  Contingent Payment Debt Instrument

In addition to the general discussion of the OID rules set forth above, as well as the rules regarding the sale, redemption, or repurchase of consideration received in exchange for GenOn Note Claims, it is possible that the New Subordinated Notes will constitute “contingent payment debt instruments” (“CPDI”) subject to the “noncontingent bond method” for accruing OID.  In the event the New Subordinated Notes constitute CPDIs, the following rules would apply.

Assuming the CPDI rules apply, under the noncontingent bond method, each U.S. Holder should be required to take into account interest based on the “comparable yield” of any debt instrument determined to be a CPDI, which generally is the rate at which the Debtors could issue a fixed rate debt instrument with terms and conditions similar to the applicable debt.  U.S. Holders should accrue interest based on the comparable yield on a constant yield to maturity basis.  U.S. Holders should not be required to separately include in income any additional amount for the interest payments actually received, except to the extent of positive or negative adjustments, as discussed below.

If, during any taxable year, the actual payments with respect to any CPDIs exceed the projected payments for that taxable year, U.S Holders should incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess.  U.S. Holders should treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to any CPDIs are less than the amount of projected payment for that taxable year, U.S. Holders may incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment should (a) reduce a U.S. Holder’s interest income on the New Subordinated Notes for that taxable year, and (b) to the extent of any excess after application of (a), give rise to an ordinary loss to the extent of such U.S. Holder’s interest income on the CPDIs during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) should be carried forward as a negative adjustment to offset future interest income with respect to the New Subordinated Notes or to reduce the amount realized on a sale, exchange or repurchase of the CPDIs.  As a result of the rules described above, recipients of CPDIs may be required to include amounts in income prior to receipt of cash attributable to such income.  A U.S. Holder should use the comparable yield and projected payment schedule the Debtors prepare in determining their interest accruals, unless it timely discloses and justifies on its federal income tax returns the use of a different comparable yield and projected payment schedule.

To the extent the New Subordinated Notes constitute CPDIs, the Debtors have not yet determined the “comparable yield” or determined a schedule of projected payments.

To the extent a U.S. Holder disposes of a CPDI, the U.S. Holder should recognize gain or loss upon the sale, exchange or maturity of such debt in an amount equal to the difference, if any, between the consideration received in exchange therefor and its adjusted basis therein.  In general, a U.S. Holder’s adjusted basis should be its initial basis

(determined pursuant to the rules discussed above), increased by the amount of interest it previously accrued with respect to such CPDI (in accordance with the comparable yield and the projected payment schedule thereof), decreased by any interest payments that have been made, and increased or decreased by the amount of any positive or negative adjustment, respectively, that it is required to make.  Any recognized gain should be ordinary interest income, and any recognized loss should be ordinary loss to the extent of interest a U.S. Holder included as income in the current or previous taxable years in respect of such CPDI, and thereafter, capital loss.

If a U.S. Holder’s adjusted basis in the CPDI it receives is different than the issue price of the CPDI (e.g., the U.S. Holder receives the CPDI in a transaction that is treated as a recapitalization under the IRC, as discussed above), such U.S. Holder must allocate any difference between the adjusted issue price and its basis to daily portions of interest or projected payments over the remaining term of the CPDI.  If the U.S. Holder’s basis is higher than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a negative adjustment on the date the daily portion accrues or the payment is made.  On the date of the adjustment, a U.S. Holder’s adjusted basis in the CPDI should be reduced by the amount the U.S. Holder treats as a negative adjustment.  If the U.S. Holder’s basis is less than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a positive adjustment on the date the daily portion accrues or the payment is made.  On the date of the adjustment, a U.S. Holder’s adjusted basis in the debt instrument should be increased by the amount it treats as a positive adjustment.

The rules related to CPDIs are highly complex, and U.S. Holders are encouraged to consult their own tax advisors.

9.                                      Sale, Redemption, or Repurchase of Non-Cash Consideration.

Unless a non-recognition provision applies, and subject to the CPDI and market discount rules discussed above, Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of non-Cash consideration received pursuant to the Plan.  Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the Holder held the applicable non-Cash consideration for more than one year.  Long-term capital gains of an individual taxpayer generally are taxed at preferential rates.  The deductibility of capital losses is subject to certain limitations as described below.

D.                                    Limitations on Use of Capital Losses.

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses.  For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 annually ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate Holders, capital losses may only be used to offset capital gains.  A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

E.                                    Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, dividends and gains from the sale or other disposition of capital assets.  U.S. holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of stock.

F.                                     Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims.

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions and Consummation of the Plan to Non-U.S. Holders.  The discussion does not include any non-U.S. tax considerations.  The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex.  Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the foreign tax consequences of the Consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the New Senior Secured Notes or the New Common Stock, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.                                      Gain Recognition.

Any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange.  If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder.  In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide properly executed original copies of IRS Form W-8ECI (or such successor form as the IRS designates).  In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.                                      Interest Payments; Accrued but Untaxed Interest.

Payments to a Non-U.S. Holder that are attributable to either (a) interest on (or OID accruals with respect to) debt received under the Plan, or (b) accrued but untaxed interest on their Allowed Claim generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

•                  the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of the Debtor obligor on a Claim (in the case of consideration received in respect of accrued but unpaid interest) or the Reorganized Debtor obligor on the debt received under the Plan (in the case of interest payments with respect thereto);

•                  the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to GenOn (each, within the meaning of the IRC);

•                  the Non-U.S. Holder is not a bank receiving interested described in section 881(c)(3)(A) of the IRC; or

•                  such interest (or OID) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (i) generally will not be subject to withholding tax, but (ii) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on (a) interest on debt received under the Plan and (b) payments that are attributable to accrued but untaxed interest on such Non-U.S. Holder’s Allowed Claim.  For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.                                      Sale, Redemption, or Repurchase of Non-Cash Consideration.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of its Pro Rata share of the consideration received under the Plan unless:

•                  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•                  such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•                  in the case of the sale of New Common Stock, the Reorganized Debtors are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition.  If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Common Stock under the Foreign Investment in Real Property Tax Act (“FIRPTA”). Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New Common Stock will be required to withhold a tax equal to 15 percent of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS. In general, the FIRPTA provisions will not apply if (a) the Non-U.S. Holder does not directly or indirectly own more than 5 percent of the value of such interest during a specified testing period and (b) such interest is regularly traded on an established securities market.

At this time, the Reorganized Debtors have not determined whether any of them is, has been, or is likely to become a USRPHC for U.S. federal income tax purposes. In general, a corporation is a USRPHC as to a Non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50 percent of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held such interest.

4.                                      Dividends on New Common Stock.

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the issuer’s current or accumulated earnings and profits as determined under U.S. federal income tax principles.  To the extent that a Non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Non-U.S. Holder’s basis in its shares.  Any such distributions in excess of a Non-U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange (and the respective excess distributions as proceeds from a sale or exchange as described in Article IX.F.3 herein).  Except as described below, dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to withholding at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable).  A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.  Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).  Distributions to a Non-U.S. Holder treated as capital gain from a sale or exchange may also be subject to taxation under FIRPTA, in the event the Reorganized Debtors are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes (as discussed above).

5.                                      FATCA.

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.”  For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Common Stock), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock and the New Senior Secured Notes).  FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

As currently proposed, FATCA withholding rules would apply to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S. source interest or dividends that occur after December 31, 2018.  Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of the New Senior Secured Notes or the New Common Stock.

G.                                   Withholding and Reporting.

The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends.  The Debtors will comply with all applicable reporting requirements of the IRC.  In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim or Interest.    The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident.  Additionally, backup withholding, currently at a rate of 28 percent, will generally apply to such payments if a U.S. Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules.  Any amounts withheld under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund from the IRS, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XV.                          RECOMMENDATION OF THE DEBTORS

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Holders of Allowed Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code.  In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Interests than proposed under the Plan.  Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

GenOn Energy, Inc. on behalf of itself and each of the other Debtors

By:	/s/ Mark A. McFarland
Name:	Mark A. McFarland
Title:	Chief Executive Officer

Prepared By:

James H.M. Sprayregen, P.C. (admitted pro hac vice)		Zack A. Clement (Texas Bar No. 04361550)
David R. Seligman, P.C. (admitted pro hac vice)		ZACK A. CLEMENT PLLC
Steven N. Serajeddini (admitted pro hac vice)		3753 Drummond Street
W. Benjamin Winger (admitted pro hac vice)		Houston, Texas 77025
Christopher M. Hayes (admitted pro hac vice)		Telephone:	(832) 274-7629
KIRKLAND & ELLIS LLP		Email:	zack.clement@icloud.com
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	james.sprayregen@kirkland.com
david.seligman@kirkland.com
steven.serajeddini@kirkland.com
benjamin.winger@kirkland.com
christopher.hayes@kirkland.com

-and-

AnnElyse Scarlett Gibbons (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
Email:	annelyse.gibbons@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession
Dated: September 18, 2017